UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TRUPANION, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

A LETTER TO OUR STOCKHOLDERS

April 30, 2025

Dear Trupanion Stockholders,

I am pleased to address you as the Chairperson of Trupanion and cordially invite you to attend the 2025 Annual Meeting of Stockholders (the Annual Meeting) of Trupanion, Inc. (the Company or Trupanion).

I am incredibly proud of the foundation Trupanion now has, the fortification of our balance sheet, and the improved capital position. This puts the company in a place of strength with so much compounding growth and opportunity ahead. The most impactful metric of all is the $3.5 billion paid directly to veterinarians on behalf of our pet-loving members. This milestone is a powerful reflection of Trupanion’s commitment to helping pets receive the best care possible and supporting the families who love them.

The Annual Meeting will be held on Wednesday, June 11, 2025 at 9 a.m. (Pacific Time), at 6100 4th Avenue South, Seattle, Washington 98108. For specific instructions on how to vote your shares, please refer to the information provided in this proxy statement. We urge all stockholders to vote their shares in advance of the meeting through the Internet, mail or by telephone. If you plan to attend the meeting, you must request an admission ticket by May 15, 2025 by following the instructions in this proxy statement.

Please note that, like last year, we will not be holding our stockholder engagement event following the Annual Meeting. Instead, we will be hosting an Investor Day on September 17, 2025, at which we will have presentations by management and an extensive question and answer period. This annual event is designed to be the best opportunity to understand Trupanion’s achievements and challenges over the past year and its strategic vision going forward. Those looking for opportunities to engage in Q&A and connect real-time with the team are encouraged to attend the Investor Day. Additional details regarding this event are available at https://investors.trupanion.com/news/events/default.aspx.

In the event any changes to our Annual Meeting plans are necessary or appropriate, such as the date or location (including to hold the meeting by remote communication), we will announce the change in advance and post details, including instructions on how stockholders can participate, on our investor relations website at https://investors.trupanion.com and file them with the Securities and Exchange Commission (the SEC).

We continue to elect to deliver our proxy materials to the majority of our stockholders over the Internet, which provides stockholders with the information they need, while minimizing our environmental impact and lowering the distribution cost of proxy materials. On or around May 2, 2025, we expect to commence delivery to stockholders of a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to:

•	access our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC (the Annual Report);
•	vote through the Internet, mail or by telephone; and
•	receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important to us. We encourage you to vote as soon as possible. Whether or not you plan to attend the Annual Meeting in-person, please vote your shares through the Internet, by mail, or by phone to ensure your shares are represented at the meeting. For those who plan to attend in-person, you will also have the opportunity to vote at the Annual Meeting. If you plan to attend the meeting, you must request an admission ticket by May 15, 2025 by following the instructions in this proxy statement.

Thank you for your continued support and trust in Trupanion. In our 2024 Shareholder letter, our CEO & President, Margi Tooth, will share detailed insights into our performance, strategic initiatives, and future outlook. Margi’s leadership and vision have been instrumental in driving our success, and I have complete confidence and admiration for the team. Together, we will continue to make a positive impact on the lives of pets and their families for decades to come.

Warm Regards,

Darryl Rawlings
Chairperson of the Board of Directors
Seattle, Washington

NOTICE OF ANNUAL MEETING OF STOCKHOLDER

Notice of Annual Meeting of Stockholders

DATE:	TIME:	LOCATION:
June 11, 2025	9:00 a.m. PDT	6100 4th Avenue South
Seattle, Washington 98108

Agenda. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.

To elect nine directors to serve one-year terms through the next annual meeting of stockholders following this Annual Meeting and until a successor has been elected and qualified or until such director’s earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.	To conduct an advisory and non-binding vote to approve the compensation provided to the Company’s named executive officers in 2024.
4.	To conduct an advisory and non-binding vote on the frequency of future advisory votes on the compensation provided to the Company’s named executive officers.

Record Date. Only stockholders of record at the close of business on April 16, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, provided, stockholders will need to comply with Company policies in connection with visiting our headquarters.

Stock Ownership. For questions regarding your stock ownership, contact Trupanion’s Director of Investor Relations, Gil Melchior, by email at Investor.Relations@trupanion.com. If you are a registered holder, contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by phone at (877) 830-4936 or by email through their website at https://shareholder.broadridge.com/bcis/.

Digital Proxy Statement and Annual Report. Visit https://investors.trupanion.com/financials/annual-reports/default.aspx to review or download a digital copy of this proxy statement and our Annual Report.

YOUR VOTE IS VERY IMPORTANT. Although you are legally entitled to attend the Annual Meeting in-person for the purposes of voting your shares, we recommend you vote your shares by proxy in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the meeting. For specific instructions on how to vote your shares, please refer to the information provided in this proxy statement. If you plan to attend the meeting, you must request an admission ticket by May 15, 2025 by following the instructions in this proxy statement.

Please note that we will not be holding our stockholder engagement event following the Annual Meeting. Instead, we will be hosting an Investor Day on September 17, 2025, at which we will have presentations by management and an extensive question and answer period. This annual event is designed to be the best opportunity to understand Trupanion’s achievements and challenges over the past year and its strategic vision going forward. Those looking for opportunities to engage in Q&A and connect real-time with the team are encouraged to attend the Investor Day. Additional details regarding this event are available at https://investors.trupanion.com/news/events/default.aspx.

By Order of the Board of Directors,

Brenna McGibney
Chief Administrative Officer
Seattle, Washington
April 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025.

The Proxy Statement and our 2024 Annual Report on Form 10-K are available at

https://investors.trupanion.com/financials/annual-reports/default.aspx and at

https://www.proxyvote.com.

Proxy Statement Summary	1

Information About Solicitation and Voting	1

Annual Meeting Agenda and Voting Recommendations	1

General Proxy Information	2

Record Date; Quorum	2

Internet Availability of Proxy Materials	2

Voting Rights; Required Vote	2

How Your Shares Are Voted	2

Voting Instructions; Voting of Proxies	3

Expenses of Soliciting Proxies	5

Revocability of Proxies	5

Electronic Access to the Proxy Materials	5

Voting Results	6

Proposal No. 1: Election of Directors	7

Our Board of Directors	8

Board of Directors Snapshot	8

Our Directors and Nominees	8

Non-Employee Director Compensation	13

Non-Employee Director Compensation Program	13

Additional Compensation for Non-Employee Directors	14

2024 Non-Employee Director Compensation Table	14

Corporate Governance	16

Corporate Governance Guidelines	16

Board Composition and Leadership Structure	16

Board’s Role in Risk Oversight	16

Director Independence	17

Role of Lead Independent Director	18

Committees of Our Board of Directors	18

Corporate Governance and Ethics Principles	19

Insider Trading Policy	20

Compensation Committee Interlocks and Insider Participation	20

Board and Committee Meetings, Attendance, and Executive Sessions	21

Board Attendance at Annual Stockholders’ Meeting	21

Role of Stockholder Engagement	21

Communication with Directors	21

Considerations in Evaluating Director Nominees	22

Stockholder Recommendations for Nominations to the Board of Directors	22

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	24

Principal Accountant Fees and Services	24

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	25

Report of the Audit Committee	26

Executive Officers	27

Our Executive Officers	27

Proposal No. 3: Advisory and Non-Binding vote to Approve the Compensation Provided to the Company’s Named Executive Offers for 2024	30

Say-On-Pay	30

Say-On-Pay Resolution	30

Proposal No. 4: Advisory and Non-Binding Vote on the Frequency of Future Advisory Votes on the Compensation Provided to the Company’s Named Executive Officers	31

Proxy Statement Summary

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Trupanion, Inc.’s Board of Directors for use at Trupanion’s 2025 Annual Meeting to be held on Wednesday, June 11, 2025, at 9:00 a.m., Pacific Time, and any adjournment or postponement thereof. The Annual Meeting will be held in-person at 6100 4th Avenue South, Seattle, Washington 98108 and stockholders will be able to attend the Annual Meeting and vote during the meeting in-person. However, we encourage stockholders to vote in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the Annual Meeting. If you plan to attend the meeting, you must request an admission ticket by May 15, 2025 by following the instructions in this proxy statement.

At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the Annual Meeting. We are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy.

Annual Meeting Agenda and Voting Recommendations

Proposal	Description	Board Recommendation

Proposal 1	Election of the nine director nominees named in this proxy statement	“FOR”

Proposal 2	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	“FOR”

Proposal 3	Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2024	“FOR”

Proposal 4	Advisory and Non-Binding Vote on the Frequency of Future Advisory Votes on the Compensation Provided to the Company’s Named Executive Officers	“1 YEAR”

General Proxy Information

Record Date; Quorum

Only holders of record of our common stock at the close of business on April 16, 2025, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 16, 2025, Trupanion had 42,776,104 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the record date must be present or represented by proxy at the meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in-person at the meeting or if you have properly submitted a proxy through the Internet, mail or by telephone.

Internet Availability of Proxy Materials

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or around May 2, 2025, we expect to commence delivery to our stockholders of a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Voting Rights; Required Vote

Each holder of shares of our common stock is entitled to one vote in respect of all matters at the Annual Meeting for each share of common stock held as of the close of business on April 16, 2025, the record date. You may vote all shares owned by you at such date, including shares held directly in your name as the stockholder of record and shares held for you as the beneficial owner in street name through a brokerage firm, bank, or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

How Your Shares Are Voted

Stockholder of Record: Shares Registered in Your Name. If on April 16, 2025, your shares were registered directly in your name with Trupanion’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, vote in advance through the Internet, by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning a proxy card appointing a person to represent you and vote your shares at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee. If on April 16, 2025, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your brokerage firm, bank or other nominee on how to vote the shares held in your account, and your brokerage firm, bank or other nominee provides voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must, in addition to following the instructions set forth in this proxy statement to obtain a ticket, obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted with respect to the election of directors (stockholder withholding). Stockholder withholding will count for purposes of determining the presence of a quorum, but it will not be treated as a vote cast. Accordingly, stockholder withholding will have no effect on the election of the nine director nominees named in this proxy statement. Similarly, abstentions will count for purposes of determining the presence of a quorum, but they will not be treated as votes cast, and, therefore, will have no effect on the ratification of the appointment of Ernst & Young LLP or the advisory votes to approve the compensation provided to our named executive officers in 2024 or the frequency of future advisory votes on the compensation provided to our named executive officers. In addition, while a broker has discretion to vote uninstructed shares held in street name on “routine” matters, under stock market rules, a broker lacks discretion to vote shares held in street name on “non-routine” matters in the absence of instructions from the beneficial owner of the stock (called a broker non-vote). Proposal 2 is a routine matter, but Proposals 1, 3, and 4 are non-routine matters. Broker non-votes will count for purposes of determining the presence of a quorum, but will not be treated as votes cast on Proposals 1, 3, and 4. Accordingly, broker non-votes will have no effect on the election of directors or the advisory votes to approve compensation provided to our named executive officers in 2024 or the frequency of future advisory votes on the compensation provided to our named executive officers.

The following chart describes the proposals to be considered at the Annual Meeting, our recommended vote with respect to each matter, the vote required to approve each matter, and the manner in which votes will be counted:

Proposal		Recommended Vote	Vote Required	Impact of Withhold Votes/ Abstentions (1)	Broker Non-Votes (2)

Proposal 1	Election of nine directors	“FOR”	Plurality (3)	No Effect	No Effect

Proposal 2	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025	“FOR”	Majority of votes cast (4)	No Effect	Discretionary voting by broker permitted

Proposal 3	Advisory Vote to Approve the Compensation Provided to Our Named Executive Officers in 2024	“FOR”	Majority of votes cast (4)	No Effect	No Effect

Proposal 4	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation Provided to Our Named Executive Officers	“1 YEAR”	Plurality (5)	No Effect	No Effect

(1)

Neither abstentions nor (in the case of Proposal 1) withhold votes will count as votes cast “FOR” or “AGAINST” any of the proposals, which means that abstentions and withhold votes will have no direct effect on the outcome of these proposals.

(2)	Broker non-votes will have no direct effect on Proposals 1, 3, and 4. Brokers are permitted to exercise their discretion and vote without specific instruction on Proposal 2.
(3)

The directors will be elected by a plurality of the votes cast at the meeting. This means that individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominees, or “WITHHOLD” your vote with respect to one or more of the nominees.

(4)	Approval of Proposals 2 and 3 will be obtained if the holders of a majority of the votes cast at the Annual Meeting vote “FOR” the proposal.
(5)

While as a corporate law matter approval of Proposal 4 requires a majority of the votes cast, we intend to honor the frequency selected by a plurality of the votes cast at the meeting. This means that the frequency (1 year, 2 years, or 3 years) receiving the highest number of “FOR” votes will be selected. You may either vote “FOR” 1 year, 2 years or 3 years or “ABSTAIN” from voting.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote through the Internet — in order to do so, please visit https://www.proxyvote.com and follow the instructions shown on your Notice of Internet Availability or proxy card;

•	vote by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card;
•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it in the envelope provided; or
•

vote in-person at the meeting — we will provide a ballot to stockholders who attend the meeting and wish to vote in-person. If you plan to attend the meeting, you must request an admission ticket by May 15, 2025 by following the instructions in this proxy statement.

Votes submitted through the Internet, by mail, or by telephone must be received by 11:59 p.m., Eastern Time, on June 10, 2025. Submitting your proxy, through these means will not affect your right to vote in person should you decide to attend the Annual Meeting.

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting and you are a record holder, then you must bring your admission ticket (which you may obtain as described below) and government-issued identification such as a driver’s license or passport. You may also appoint another person to represent you at the Annual Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, their government-issued identification and an admission ticket to the Annual Meeting.

To request an admission ticket to the Annual Meeting, please contact Investor Relations via e-mail at Investor.Relations@trupanion.com or by mail at Investor Relations, Trupanion, Inc., 6100 Fourth Avenue South, Suite 200, Seattle, Washington 98108 and send proof of stock ownership.

•  If you are a registered stockholder, proof of your stock ownership is one of the following that shows your current name and address: the Proxy Card or the Notice of Internet Availability for the Annual Meeting.

•  If you are a “proxy” for a registered stockholder, proof of stock ownership is (i) a valid, written “legal proxy” from the holder of record, naming you, signed by the registered stockholder and including the name and address of the registered holder of record, as recorded on their Notice of Internet Availability and (ii) either the Proxy Card or the Notice of Internet Availability (in the name of the registered stockholder).

•  If you are a beneficial stockholder (that is, your shares are held in the name of a brokerage firm, bank or other nominee), proof of stock ownership is either the Voting Instruction Form or Notice of Internet Availability and a written “legal proxy”, naming you, signed by the brokerage firm, bank or other nominee that holds your shares. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

•  If you are a “proxy” for a beneficial stockholder, proof of stock ownership is (i) a valid, written “legal proxy” from the holder of record, naming you, signed by the beneficial stockholder’s brokerage firm, bank or other nominee and including the name and address of the beneficial holder of record, as recorded on the Notice of Internet Availability and (ii) either the Voting Instruction Form or the Notice of Internet Availability. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

To allow time for processing, please submit requests for admission tickets by May 15, 2025. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process via e-mail at Investor.Relations@trupanion.com or by mail at Investor Relations, Trupanion, Inc., 6100 Fourth Avenue South, Suite 200, Seattle, Washington 98108.

If you are not the stockholder of record, please refer to the voting instructions provided by your brokerage firm, bank or other nominee to direct it how to vote your shares.

For Proposal 1, you may either vote “FOR” each of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote “1 YEAR”, “2 YEARS”, or “3 YEARS”, or you may “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting in-person, we urge you to vote in advance of the meeting through the Internet, by mail or by phone to ensure that your shares are represented at the meeting.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of

Directors stated in the section above titled “How Your Shares Are Voted.” The proxies also confer discretionary authority upon the person named therein with respect to any amendments, variations or other matters which may properly come before the Annual Meeting. As of the date hereof, the Company knows of no such amendments, variations or other matters to come before the Annual Meeting. However, if any such amendment, variation or other matter properly comes before the Annual Meeting, a proxy, when properly completed and delivered and not revoked, will confer discretionary authority upon the person named therein to vote on such other business in accordance with their best judgment, subject to any limitations imposed by applicable law or the rules of any applicable securities exchange.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by telephone.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access and vote each proxy card.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Trupanion. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, or by other similar means, or in-person. Our directors, officers and other employees, without additional compensation, may solicit proxies for us personally or in writing, by mail, email, telephone, or by other similar means. Following the original distribution and mailing of the solicitation materials, we will request brokerage firms, banks and other nominees who are record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, by phone or by mail, you are responsible for any Internet access, telephone or data usage or postage charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:

•	delivering to the Corporate Secretary a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet or by telephone (by June 10, 2025, 11:59 p.m. Eastern Time); or

•	attending and voting at the Annual Meeting (attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;

•	instruct us to mail paper copies of our future proxy materials to you; and

•	instruct us to send our future proxy materials to you electronically by email.

To help us achieve our environmental goals, consider choosing to receive your future proxy materials by email, which will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Proposal No. 1: Election of Directors

As of the date of this Proxy Statement, our Board of Directors consists of nine directors.

Our nominating and corporate governance committee has nominated, Max Brodén, Jacqueline “Jackie” Davidson, Paulette Dodson, Richard Enthoven, Murray Low, Elizabeth “Betsy” McLaughlin, Darryl Rawlings, Howard Rubin, and Margaret “Margi” Tooth for election as directors at the 2025 Annual Meeting, and at the recommendation of our nominating and corporate governance committee, our Board of Directors proposes that Mr. Brodén, Ms. Davidson, Ms. Dodson, Mr. Enthoven, Dr. Low, Ms. McLaughlin, Mr. Rawlings, Mr. Rubin, and Ms. Tooth each be elected as a director for a one-year term expiring at the 2026 annual meeting and until their successor is duly elected and qualified or until their earlier resignation or removal.

Our nominating and corporate governance committee regularly considers and will continue to assess Board size, tenure and refreshment, and whether our Board of Directors has the right mix of skills, qualifications and experiences. We believe our Board size of nine is appropriate at this time.

Under our Bylaws, each director is elected by a plurality of the votes cast at the Annual Meeting. This means that the nine individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” any or all of the nominees or you may “WITHHOLD” your vote with respect to any or all nominees. Shares represented by proxies will be voted “FOR” the election of each of the nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominees as the proxy holders, who are officers of our Company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than eight directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Our Board of Directors

Board of Directors Snapshot

Our Board of Directors and their respective ages as of April 16, 2025 are as follows:

Name	Age

Max Brodén	46

Jackie Davidson	64

Paulette Dodson	61

Richard Enthoven	54

Murray Low	72

Betsy McLaughlin	64

Darryl Rawlings	55

Howard Rubin	72

Margi Tooth	46

Information regarding our director nominees (see Proposal 1), including their principal occupations, certain other directorships they hold, or have held, and their other skills and qualifications, is set forth below. There are no familial relationships among our directors and officers. No director nominee has an arrangement or understanding with another person under which he or she was or is to be selected as a director or nominee.

Our Directors and Nominees

MAX BRODÉN Executive Vice President and Chief Financial Officer of Aflac Incorporated Age: 46 | Director Since: 2023
Biography:

Max Brodén is the Executive Vice President and Chief Financial Officer of Aflac Incorporated where he has served in various leadership roles of ascending responsibility since April 2017. Before joining Aflac, he served as senior portfolio manager at Norges Bank from July 2007 to April 2017, managing an equity portfolio of global financial and insurance stocks. Max holds a Master of Science in both accounting and finance from Stockholm School of Economics.

Skills and Qualifications:
“I was told that Yorkies don’t swim First time Bijou saw a pool he jumped in and wouldn’t get out for an hour and he hasn’t stopped since.” -Max	Mr. Brodén was chosen to serve on our Board of Directors based on his industry experience, finance and accounting knowledge, and strategic alignment.
Board Committees:

• Audit Committee

JACQUELINE “JACKIE” DAVIDSON Independent Business Consultant and Advisor Age: 64 | Director Since: 2018

Jackie is pictured above with her cats, Bear (left) and Sky (right), Tonkinese siblings.

“We have had dogs and cats over the years and currently have two Tonkinese cats, Bear and Sky, siblings that are 11 years old. They are quite talkative, yet very calm and affectionate. Then there are the moments where play turns into sibling rivalry for a treat or toy, or the biggest prize, a place in our laps.” -Jackie

Biography:

Jackie Davidson has served as a member of our Board of Directors since September 2018. Ms. Davidson is an independent business consultant and advisor. Previously, she served as the Chief Financial Officer of Market Leader, a SaaS software and lead generation service for real estate professionals from 2008 to 2014, and as Market Leader’s Vice President of Finance from 2004 to 2008. She has held financial leadership positions at other public companies, including Penford Corporation and The Cobalt Group, and at other private companies. Ms. Davidson started her career at PricewaterhouseCoopers LLC. Ms. Davidson has served on private company and nonprofit boards, including the Washington CPA Foundation. Ms. Davidson holds a B.A. in Business Administration from Washington State University, is a Certified Public Accountant in the State of Washington and a Board Leadership Fellow of the National Association of Corporate Directors.

Skills and Qualifications:
Ms. Davidson was chosen to serve on our Board of Directors based on her deep finance and accounting knowledge, expertise in recurring revenue businesses, and significant public company experience.
Board Committees:
• Audit Committee (Chair)

PAULETTE DODSON Member of the Board of Directors For Bark, Inc., Portillo’s Inc., and Trupanion, Inc. Age: 61 | Director Since: 2023

Paulette is pictured above with Finley, a mixed breed dog.

“My fondest memory of Teddy was his dedication to being the best office mate when I started to work from home due to the pandemic. He made sure I was at my work station on time and reminded me of when he thought it was high time for us to quit for the evening, not to mention the comfort he gave during those inevitably challenging days.” -Paulette

Biography:

Paulette Dodson has served as a member of our Board of Directors since April 2023. Ms. Dodson has served as a member of the Board of Directors of Portillo’s Inc., a public restaurant chain, since December 2021 and as a member of the Board of Directors for Bark, Inc., a public company that specializes in dog toys, treats and meal plans, since March 2023. Previously, she served as the General Counsel and Corporate Secretary at Alight Solutions LLC, an information technology and consulting public company, from May 2018 to August 2022. Prior to this, she was the Senior Vice President, General Counsel and Corporate Secretary at PetSmart Inc., a formerly public chain of pet superstores, from July 2012 to May 2018. Ms. Dodson holds a B.A. in Urban Legal Studies from City College of New York and a J.D. from Cornell Law School

Skills and Qualifications:
Ms. Dodson was chosen to serve on our Board of Directors based on her extensive corporate governance experience and significant public company experience.
Board Committees:
• Nominating and Corporate Governance Committee (Chair)

RICHARD ENTHOVEN Director at PetSure Australia & Founder of Hollard Insurance Company Australia Age: 54 | Director Since: 2023

Richard is pictured with his dog.

“Bailey, my Cavoodle, is my companion. Every day, while I work, she lies beneath my desk by my feet. If she senses that I might leave, she runs into the garage and waits by the car hoping to come with. I will never forget the joy and wellness she brought to our family during the lockdowns. Our kids would emerge from the home-schooling sessions, and she would run into their arms giving them love and joy!” - Richard

Biography:

Richard Enthoven has served as a member of our Board of Directors since November 2023 and currently serves as the Chairman of Greenstone and a Director of Hollard Holdings Australia and PetSure Australia. Mr. Enthoven is the founder, and former Chief Executive Officer (1999 to 2021), of The Hollard Insurance Company Pty Ltd and the co-founder of Greenstone Financial Services Ltd and PetSure Australia Pty Ltd. Mr. Enthoven also served as a Director of The Hollard Insurance Company and The Hollard Life Insurance Company in South Africa from 2004 to 2014, including Chairman of both companies from 2008 to 2014. Mr. Enthoven is also the Deputy President, and former President, of the Insurance Council of Australia. Mr. Enthoven holds a Master of Science from the London School of Economics and a Bachelor of Arts from the University of Southern California.

Skills and Qualifications:
Mr. Enthoven was chosen to serve on the Board based on his significant industry experience, track record growing global businesses, and strategic alignment.
Board Committees:
• Compensation Committee

MURRAY LOW Professor, Executive Education, Columbia Business School Age: 72 | Director Since: 2006

Murray is pictured above with his dog, Maggie, a toy poodle.

“A few years ago I took a road trip around Cape Breton, Nova Scotia in my Airstream trailer with Maggie, my 12 year old, five-pound, toy poodle. We did lots of hiking, with Maggie leading the way. But then we came across a trail where dogs were not allowed. It was a moose pasture high on the hill above the wild Atlantic Ocean. So I stuffed Maggie in my backpack. Sure enough, after a short distance we came across a cow moose and a calf just a few feet off the trail. Maggie and I watched quietly, delighted to have shared the moment together.” -Murray

Biography:

Murray Low is currently the lead independent director on our Board of Directors and has served as a member of our Board of Directors since April 2006. Dr. Low previously served as the chairperson of our Board of Directors. In addition, Dr. Low served as our Secretary and Treasurer from April 2006 to June 2006. Dr. Low has been a professor at Columbia Business School since 1990 and was the Founding Director of the Eugene M. Lang Center for Entrepreneurship at Columbia Business School from July 2000 to September 2013. From September 2013 to July 2015, Dr. Low was the Director of Entrepreneurship Education at Columbia Business School. Since July 2015, Dr. Low has been Faculty of Executive Education at Columbia Business School. Since 1997, Dr. Low has also served as President of Low & Associates. Dr. Low holds a Ph.D. from the University of Pennsylvania, and an M.B.A. and a B.A. from Simon Fraser University.

Skills and Qualifications:
Dr. Low was chosen to serve on our Board of Directors due to his expertise in the areas of entrepreneurship and strategic management and his deep knowledge of our business.
Board Committees:
• Lead Independent Director • Nominating and Corporate Governance Committee

ELIZABETH “BETSY” MCLAUGHLIN Member of the Board Of Directors For Bark, Inc. and Trupanion, Inc. Age: 64 | Director Since: 2023

Betsy is pictured above with her dogs, Max and Emma, both Labradoodles.

“My dogs are happy Trupanion customers for life. Having just relocated to Park City, UT, both are thrilled with the mountain smells and landscape – sniffing, chasing squirrels and rolling endlessly in the snow!” -Betsy

Biography:

Betsy McLaughlin has served as a member of our Board of Directors since April 2023. Ms. McLaughlin has served as a member of the Board of Directors for Bark Inc., a public company that specializes in dog toys, treats and meal plans, since December 2017. Previously, Ms. McLaughlin served in various leadership roles of ascending responsibility at Hot Topic, Inc., a public teen-oriented apparel and accessories chain, since joining the company in 1993, including serving as Chief Executive Officer and Director from 2000 to 2011. Ms. McLaughlin holds a B.A. in Economics from the University of California, Irvine.

Skills and Qualifications:
Ms. McLaughlin was chosen to serve on our Board of Directors based on her significant executive leadership experience and public company expertise.
Board Committees:
◾ Compensation Committee ◾ Nominating and Corporate Governance Committee

DARRYL RAWLINGS - Chair of the Board, Trupanion, Inc. Age: 55 | Director Since: 2000

Darryl is pictured above with his dog, Priscilla, an English Bulldog. “Our beloved cat, Halle, passed away after 21 years. She was on my lap for 6 hours the day before she passed.”-Darryl	Biography:

Darryl is an established leader in medical insurance for cats and dogs. As founder, chair of the board, former CEO of Trupanion and founder and member of NAPHIA, Darryl is setting high standards for a growing industry, expanding public awareness of medical insurance for cats and dogs, and expanding the market across North America. Since founding Trupanion over 20 years ago, Darryl has been driven by a singular goal: to help the pets we love receive the best veterinary care. His passion for pet health runs deep. When he was 14, his family dog needed surgery that could have lengthened her life for another 12 years. The cost was beyond his parents’ means and they left the veterinary hospital without her. He vowed that someday pets would have even better medical insurance than people do. And Trupanion has fulfilled that promise with medical insurance for cats and dogs that is remarkably better than most human health insurance. Trupanion covered its first pet in Canada in 2000 and expanded to the United States in 2008. In July 2014, Darryl took this a step further, and lead the company through an IPO. Since then, Trupanion has established itself as a market leader and now provides medical insurance for cats and dogs in the United States, Canada, Europe, Puerto Rico and Australia. Under his leadership, the company experienced consistent growth, with annual revenues topping $1 billion. Trupanion now covers over 1,000,000 pets in its subscription business segment. Darryl is a graduate of the British Columbia Institute of Technology. His family includes his wife Caroline, two sons Sam and Bennett, and bulldogs Tristen and Priscilla.

Skills and Qualifications:

Mr. Rawlings was chosen to serve on our Board of Directors based on his experience founding high-growth companies and his experience and familiarity with our business as its former Chief Executive Officer.

Board Committees:
None

HOWARD RUBIN Director, Trupanion, Inc. Age: 72 | Director Since: 2010

Howard is pictured above with his dog, Calvin, a Cavapoo.

“Calvin is our sweet 10 year old Cavapoo who is eager to befriend all he meets. He has always joined us when visiting my 100 year old mother-in-law. During Covid’s lockdown periods, even when we were prohibited from visiting her, we made sure that Calvin visited regularly so no opportunity was missed to bring pure joy.” -Howard

Biography:

Howard Rubin has served as a member of our Board of Directors since March 2010 and he was a consultant to Trupanion from May 2014 until December 2020. Mr. Rubin previously served as our Chief Operating Officer from March 2010 to May 2014, and as our Secretary from July 2012 to August 2013. Mr. Rubin founded and served as Chief Executive Officer at BrightHeart Veterinary Centers, a company operating specialty and emergency veterinary hospitals, from November 2007 to October 2009, and as the Chief Executive Officer of the National Commission on Veterinary Economic Issues, a non-profit association supporting the animal health and veterinary industry, from January 2001 to October 2007. Previously, he served as the Chief Executive Officer of Cardiopet, Inc., Divisional Vice President of IDEXX Laboratories, Inc., on the Board of Trustees of the Animal Medical Center in New York City, on the Dean’s Advisory Board for the College of Veterinary Medicine at Western University of Health Sciences and on the Board of Overseers of the Cummings School of Veterinary Medicine at Tufts University. Mr. Rubin also founded the Veterinary Referral Centre, a comprehensive, multi-specialty veterinary hospital. Mr. Rubin holds an M.B.A. from Washington University in St. Louis’ Olin Business School and a B.A. from Ohio Wesleyan University.

Skills and Qualifications:
Mr. Rubin was chosen to serve on our Board of Directors based on his extensive experience in the veterinary care and animal health industries.

Board Committees:
◾ Audit Committee
◾ Compensation Committee (Chair)

MARGARET “MARGI” TOOTH Chief Executive Officer & President, Trupanion, Inc. Age: 46 | Director Since: 2024

Margi is pictured above with her two dogs, Mabel, an English Bulldog, and Gertie, a Maltipoo.

“Like many, my family introduced a pandemic puppy to the household over the last two years. Mabel, an English Bulldog joined us as a companion for our tiny Maltipoo, Gertie. Mabel is a bundle of fun and as rambunctious as any (bulldog!) puppy should be. Gertie, with her tiny stature and high-pitched yap have not, sadly, fallen in love with each other. Instead, Mabel has decided she is a sister to my three boys and follows them all around endlessly. The magic of what a pet can teach a child is evident in our household every day and I love seeing the bond grow between my two girls (dogs) and my three boys (humans).”-Margi

Biography:

Margi Tooth serves as our President and Chief Executive Officer. Margi is a 20-year pet insurance veteran and has been with Trupanion for over 12 years, she has been in the current position as CEO since taking over from founder, Darryl Rawlings. As Chief Executive Officer, Margi has a track record of driving Trupanion’s growth, having been at the helm of revenue delivery for the company since 2015. Ms. Tooth drives Trupanion’s strategic roadmap, spearheading initiatives to bring the transparent voice to the pet insurance world, expanding market presence and fostering a culture of excellence through execution. As Trupanion expands globally, British native, Margi is eager to share Trupanion’s veterinary-first approach across global markets while driving awareness in Trupanion’s home territories in Canada and the United States. Margi and her family reside in Seattle which include a Maltipoo and English Bulldog – both reminders of why Team Trupanion exists.

Skills and Qualifications:
Ms. Tooth serves as our Chief Executive Officer and President.
Board Committees:
None

Non-Employee Director Compensation

Non-Employee Director Compensation Program

We maintain a non-employee director compensation program. For calendar year 2024, each of our non-employee directors received an annual retainer in the amount of $150,000. In addition, any non-employee directors serving as the lead independent director or as the chairs of each of the Board of Directors, audit committee, compensation committee and nominating and corporate governance committee received an additional annual retainer in the amount of $50,000. Annual amounts are pro-rated for any person whose service commences after the applicable amounts are paid.

Under our non-employee director compensation program, a director receives their retainer in the form of (i) restricted stock units (RSUs) or non-qualified stock options, as our Board of Directors determines each year and/or (ii) cash, subject to certain limitations. Directors may elect to receive (i) 50% of their retainer in cash and 50% in equity or (ii) 100% in cash if the director holds at least the minimum amount of equity required under our stock ownership guidelines (without regard to the five-year transition relief), unless otherwise approved by the compensation committee. Annual awards that are unvested terminate at the time a non-employee director’s service ends, and, in general, no cash compensation will be paid following the effective date of a director’s resignation or other termination from our Board of Directors.

For 2024, the number of shares of common stock underlying RSU grants was determined by dividing the applicable dollar amount by the value of a share of common stock as reported by the NASDAQ stock market as of the first day of the applicable open trading window in which the grant was made. If equity had been in the form of non-qualified stock options, the number of underlying shares of common stock would have been determined by dividing the applicable dollar amount by the value of each option calculated using the Black-Scholes valuation method as of the first day of the open trading window in which the grant was made.

For calendar year 2024, our Board of Directors determined that the equity portion of non-employee director retainers would be in the form of RSUs. Max Brodén and Betsy McLaughlin elected to receive their retainers in RSUs only. Dan Levitan and Zay Satchu, whose terms as directors each ended in June 2024, elected to receive their retainers in RSUs only as well. Jackie Davidson and Paulette Dodson each elected to receive 50% of their retainer in cash and 50% in the form of RSUs. Murray Low, Howard Rubin, and Richard Enthoven each elected to receive their retainers in cash only. Following Mr. Rawlings’ resignation as chief executive officer on August 1, 2024, he was eligible to receive compensation as a non-employee director and chairman of the Board of Directors and elected to receive his retainer in cash only.

Under our non-employee director compensation program in effect for 2024, equity awards were granted in the first open trading window of the calendar year and vested in four quarterly installments on March 31st, June 30th, September 30th, and December 31st, subject to the continued service of the non-employee director through the vesting date. Similarly, any cash amounts were paid in the same quarterly installments, subject to the continued service of the non-employee director on each date.

In November 2024, we amended our non-employee director compensation program in order to (i) align our annual determination of director compensation with the actual length of directors’ terms (i.e. from the date of each shareholder meeting until the following year shareholder meeting) rather than a calendar year, and (ii) allow non-employee directors to defer settlement of their RSUs until they leave our board. Under this revised program, equity awards will be granted in the open trading window immediately prior to our annual meeting of stockholders and will vest in four quarterly installments in each successive open trading window, subject to the continued service of the non-employee director through the vesting date. Similarly, any cash amounts will be paid in the same quarterly installments, subject to the continued service of the non-employee director on each date. (To account for this change in annual cadence, the revised program also provides for a prorated retainer to compensate our directors for their service between January 1, 2025 and the open trading window immediately prior to our 2025 annual meeting of stockholders.) Finally, the RSU deferral provision permits each director to elect to defer settlement of their RSUs until such director ceases to provide services to Trupanion. In general, directors must make these deferral elections in the calendar year prior to the date of the grant of such RSUs. Directors who make a deferral election will have no right as stockholders with respect to amounts credited to their deferred RSU accounts until such RSUs are settled. Settlement of any RSUs credited to the deferred RSU account in shares of fully vested common stock will occur as soon as practicable following the director’s termination of service.

Additional Compensation for Non-Employee Directors

From time to time, our Board of Directors may also award additional compensation to directors when it determines doing so is in our best interests and those of our stockholders, such as for unexpected or additional service contributions.

In 2024, in recognition of their service on the Board of Directors through our 2024 annual meeting of stockholders, we paid Dan Levitan and Zay Satchu, directors who did not stand for reelection at the 2024 annual meeting, $37,500 each in cash. We made this payment because they had equity awards granted in early 2024 that expired following their departure from the Board, and they therefore did not receive compensation under such awards to account for the latter portion of their 2024 service as a board member. We have since adjusted the annual period for director compensation as described above to align with the actual length of directors’ terms (i.e. from the date of each shareholder meeting until the following year shareholder meeting) rather than a calendar year.

Further, in 2024, following his resignation as an employee, we paid non-employee director Darryl Rawlings $83,333 in consideration for consulting services in connection with our pet food initiative, pursuant to a consulting agreement we entered into with Mr. Rawlings.

As part of his service to our Board of Directors, Howard Rubin also serves on the boards of directors of American Pet Insurance Company, GPIC Insurance Company, and ZPIC Insurance Company, and, in 2024, served on the board of directors of QPIC Insurance, each wholly-owned subsidiaries of Trupanion. In consideration of his service as a director of these subsidiaries, Mr. Rubin received an annual retainer, paid in the form of RSUs, with a value of $15,000 for each board on which he served. For 2024, the number of RSUs granted for this service was determined by dividing $30,000 by our then-most current calculation of intrinsic value of a share of our common stock.

The Company also provides reimbursement for reasonable travel, accommodation and out-of-pocket expenses of directors to attend Board meetings and participate in other corporate functions.

2024 Non-Employee Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during the year ended December 31, 2024. Other than as set forth in the table, during the year ended December 31, 2024, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board of Directors, with the exception of reimbursement of travel expenses as described above. Margi Tooth, our current Chief Executive Officer, received no compensation for her service as a director during the year ended December 31, 2024. Darryl Rawlings, our former Chief Executive Officer, likewise did not receive any compensation for his service as a director for the portion of the year that he also served as an employee. The compensation provided to Mr. Rawlings and Ms. Tooth as employees is discussed in the section entitled “Executive Compensation”.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total

Max Brodén	$ —	$172,510	$ —	$172,510

Jacqueline “Jackie” Davidson	$100,000	$114,998	$ —	$214,998

Paulette Dodson	$100,000	$114,998	$ —	$214,998

Richard Enthoven	$150,000	$ —	$ —	$150,000

Dan Levitan (3)	$37,500	$172,510	$ —	$210,010

Murray Low (4)	$200,000	$ —	$ —	$200,000

Elizabeth “Betsy” McLaughlin	$ —	$172,510	$ —	$172,510

Darryl Rawlings (5)	$83,290	$ —	$83,333	$166,623

Howard Rubin (6)	$200,000	$62,012	$ —	$262,012

Zay Satchu (7)	$37,500	$172,510	$ —	$210,010

(1)	Reflects applicable cash elections and prorations, as described above in “--Non-Employee Director Compensation Program.”
(2)

Reflects RSUs granted in 2024, net of cash elections and prorations, as described above in”--Non-Employee Director Compensation Program.” The amounts in this column represent the aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our directors. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(3)

Mr. Levitan received a grant of 6,326 RSUs in February 2024, representing 100% of his retainer. At the time Mr. Levitan’s service as a director terminated, 1,582 of such RSUs had vested and the remainder were returned to our 2014 Equity Incentive Plan pool. The dollar amount represented in the column entitled “Stock Awards” shows the aggregate grant date fair value of the 6,326 RSUs Mr. Levitan received, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures) as described in footnote 2. The aggregate grant date fair value of the 1,582 RSUs that vested, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures) as described in footnote 2, was $43,141.

(4)	As of December 31, 2024, Dr. Low held options to purchase 37,592 shares of common stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.
(5)

In 2024, following his resignation as an employee, we paid non-employee director Darryl Rawlings a prorated amount of his retainer for service as a director and chairperson of the board for the remainder of the year. We also paid Mr. Rawlings $83,333 in consideration for his services in connection with our pet food initiative, pursuant to a consulting agreement we entered into with Mr. Rawlings.

(6)

As part of his service to our Board of Directors, Mr. Rubin also serves on the boards of directors of American Pet Insurance Company, GPIC Insurance Company and ZPIC Insurance Company, and, in 2024, served on the board of directors of QPIC Insurance Company, each wholly-owned subsidiaries of Trupanion. In consideration of his service as a director of each of these subsidiaries, we paid Mr. Rubin an annual retainer, paid in the form of RSUs, with a value of $15,000 for each board on which he served. For 2024, the number of RSUs granted for this service was determined by dividing $60,000 by our then-most current calculation of intrinsic value of a share of our common stock.

(7)

Dr. Satchu received a grant of 6,326 RSUs in February 2024, representing 100% of her retainer. At the time Dr. Satchu’s service as a director terminated, 1,582 of such RSUs had vested and the remainder were returned to our 2014 Equity Incentive Plan pool. The dollar amount represented in the column entitled “Stock Awards” shows the aggregate grant date fair value of the 6,326 RSUs Dr. Satchu received, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures) as described in footnote 2. The aggregate grant date fair value of the 1,582 RSUs that vested, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures) as described in footnote 2, was $43,141.

Corporate Governance

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, the board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available on the investor relations section of our website at https://investors.trupanion.com. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.

Board Composition and Leadership Structure

Under our Corporate Governance Guidelines, our Board of Directors is free to choose its chairperson in any way that it deems best for us. Our Board of Directors, in consultation with our nominating and corporate governance committee, periodically considers its leadership structure and may change the structure as it deems appropriate. From January 2023 until July 2024, the positions of Chief Executive Officer and Chairperson of our Board of Directors were held by Mr. Rawlings. Our Board of Directors determined that having our Chief Executive Officer as chairperson of the Board of Directors facilitated our Board of Directors’ decision-making process because Mr. Rawlings has first-hand knowledge of our operations and the major opportunities and challenges facing us. This also enabled Mr. Rawlings to act as the key link between our Board of Directors and other members of management. To assure effective independent oversight, our Corporate Governance Guidelines provide that when the positions of Chairperson of our Board of Directors and Chief Executive Officer are held by the same person, our independent directors may designate a Lead Independent Director and Dr. Low served in this role. Following Mr. Rawlings’ resignation and Ms. Tooth’s appointment as our Chief Executive Officer, the positions of Chief Executive Officer and Chairperson of our Board of Directors were again held by different people. This structure allows our Chief Executive Officer to focus on our business strategy and operations while our Chairperson leads our Board of Directors in advising and independently overseeing management. At this time, our Board of Directors believes such separation functions adequately, providing incrementally enhanced oversight of management by our Board of Directors. In addition, Dr. Low continues to serve as our Lead Independent Director.

Board’s Role in Risk Oversight

Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. In addition to receiving regular Company performance reports, our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at least quarterly at Board of Directors meetings, where, among other topics, they discuss strategy, key performance metrics, and risks in the context of reports from the management team and evaluate the risks inherent in our business and significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Among other things, the audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and cybersecurity. The compensation committee assists our Board of Directors in assessing whether Trupanion’s executive compensation programs and policies are competitive, aligned with stockholder interest and designed to avoid undue or excessive risk-taking. The nominating and corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.

Director Independence

Our common stock is listed on the NASDAQ Global Market. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the heightened independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the board of directors or any board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members are also subject to heightened independence standards similar to those applicable to audit committee members.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a relationship with us that would interfere with their ability to exercise independent judgment in carrying out their responsibilities. As a result of this review, our Board of Directors determined that Mr. Brodén, Ms. Davidson, Ms. Dodson, Mr. Enthoven, Dr. Low, Ms. McLaughlin, and Mr. Rubin, representing seven of our nine directors, are “independent directors” as defined under the applicable rules of the SEC and the listing requirements and rules of the NASDAQ Stock Market. Our Board of Directors also determined that Mr. Levitan and Dr. Satchu, directors whose terms ended as of our 2024 annual meeting of stockholders, were independent under such rules and listing requirements.

Our Board of Directors did not conclude that Mr. Rawlings was independent because he recently served as our Chief Executive Officer and is currently providing consulting services to us. Our Board of Directors also did not conclude that Ms. Tooth was independent because she currently serves as our Chief Executive Officer.

In determining independence, our Board of Directors considered the mandatory non-independence tests in NASDAQ Rule 5605(a)(2)(A)-(F) and various other transactions, relationships and arrangements involving our directors. Mr. Rubin was an executive officer of ours more than ten years ago and he also formerly provided certain consulting services to us. Ms. McLaughlin also formerly provided certain consulting services to us prior to her appointment to our Board of Directors. Mr. Brodén currently serves as the Chief Financial Officer of Aflac Incorporated, with whom we entered into a Strategic Alliance Agreement and certain related agreements and who owns more than 5% of our common stock. Our Board of Directors also considered the beneficial ownership of our common stock by directors and by entities with whom directors have relationships (even if the director does not control the entity), such as TARMAC DLTFM Limited, an entity affiliated with Mr. Enthoven, which has, in the past, disclosed that it is the beneficial owner of more than 5% of our common stock. Our Board of Directors has determined that none of these transactions, relationships or arrangements affect the independence of Messrs. Rubin, Brodén, Enthoven or Ms. McLaughlin.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director and other transactions involving them.

Role of Lead Independent Director

Dr. Low, in his role as our Lead Independent Director, works to ensure that “all voices are heard” within the boardroom, proactively spends time with our Chief Executive Officer to understand our vision and strategy, and helps focus our Board of Directors on areas aligned with our vision and strategy. In addition to acting as the chairperson of the independent director sessions, the Lead Independent Director also assists our Board of Directors in supporting effective corporate governance.

Our Lead Independent Director supports the Chairperson of our Board in scheduling and setting the agenda for meetings of our Board of Directors and, when the Chairperson of our Board of Directors is not present, the Lead Independent Director may chair such meetings. In addition, the Lead Independent Director may preside over executive sessions of independent directors, serve as a liaison between the Chairperson of our Board of Directors and the independent directors, coordinate information sent to our Board of Directors, approve meeting schedules to ensure sufficient time to cover all agenda items, consult with stockholders on an annual basis and perform such other functions and responsibilities as requested by our Board of Directors from time to time.

Committees of Our Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has a charter. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors. Copies of the charters for each committee are available without charge on the investor relations website at https://investors.trupanion.com/governance/Committee-Charters-Governance-Documents/default.aspx. As of April 30, 2025, the Company’s committee composition is as follows:

Name	Independent	Chairperson of the Board	Lead Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Darryl Rawlings

Margi Tooth

Max Brodén	✓

Jacqueline “Jackie” Davidson	✓

Paulette Dodson	✓

Richard Enthoven	✓

Murray Low	✓

Elizabeth “Betsy” McLaughlin	✓

Howeard Rubin	✓

✓ = “Independent”  = “Chair” or “Lead Independent Director”  = “Committee Member”

Audit Committee

Our audit committee consists of Mr. Brodén, Ms. Davidson, and Mr. Rubin, with Ms. Davidson serving as the chair of our audit committee. The composition of our audit committee meets the independence and other composition requirements under the applicable NASDAQ Stock Market and SEC rules and each member of our audit committee is financially literate. In addition, our Board of Directors has determined that each member of our audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our audit committee’s principal functions are to assist our Board of Directors in its oversight of:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the audit committee report included in our annual meeting proxy statements.

Compensation Committee

Our compensation committee consists of Mr. Enthoven, Ms. McLaughlin, and Mr. Rubin, with Mr. Rubin serving as chair of our compensation committee. The composition of our compensation committee meets the requirements for independence under the applicable NASDAQ Stock Market and SEC rules. Our compensation committee’s principal functions are to assist our Board of Directors with respect to compensation matters, including:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans;

•	making recommendations to our Board of Directors regarding any other Board of Director responsibilities relating to executive compensation; and

•	preparing the compensation committee report to be included in our annual meeting proxy statements.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Dodson, Dr. Low, and Ms. McLaughlin, with Ms. Dodson serving as chair of our nominating and corporate governance committee. Each nominating and corporate governance committee member is independent under the applicable NASDAQ Stock Market rules and SEC rules. Our nominating and corporate governance committee’s principal functions include:

•	identifying, considering and recommending candidates for membership on our Board of Directors;

•	developing and recommending our corporate governance guidelines and policies;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	advising our Board of Directors on other corporate governance matters.

Corporate Governance and Ethics Principles

A primary goal of our Board of Directors is to build long-term value for our stockholders. Our Board of Directors has adopted and follows corporate governance practices that it and our senior management believe are sound and, promote this purpose, including the establishment of the following:

•	Code of Conduct and Ethics that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•
Insider Trading Policy and Pledging Guidelines for Directors and Officers that prohibit insider trading, limit pledging activities and prohibit engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in the Company’s stock; and

•	Charters for our audit, compensation and nominating and corporate governance committees that require independent oversight of key functions.
The full text of our Code of Conduct and Ethics, Corporate Guidelines, and committee charters is posted on our investor relations website at https://investors.trupanion.com/governance/Committee-Charters—Governance-Documents/ default.aspx. We intend to disclose any future amendments or waivers to our Code of Conduct and Ethics that applies to our executive officers on our website or in public filings. We also have a number of other policies, procedures, and systems, including policies relating to insider trading, pledging, related-party transactions, clawback of incentive compensation, and a confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.
Insider Trading Policy
We have adopted an insider trading policy that
governs
any and all transactions in our securities by any of our employees, officers, consultants, contractors, directors, and other service providers, members of their immediate families and others living in their households, and entities over which they have or share voting or investment control. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NASDAQ listing standards. Among other things, our insider trading policy prohibits covered persons from (i) trading in our securities while possessing material nonpublic information (“MNPI”) about us, outside of the trading windows established in the policy, or during any special trading blackout period designated by the compliance officer, (ii) trading in the securities of any other public company while possessing MNPI about that company, and (iii) disclosing to any outside person any MNPI about us or about any other public company obtained in the course of service to us. The policy also sets forth our procedures for approving trades and for establishing Rule
10b5-1
trading plans. A copy of our insider trading policy was filed as Exhibit 19 to our 2024 Annual Report on Form
10-K
filed with the SEC on February 27, 2025.
Our insider trading policy does not expressly apply to our Company because we consider compliance with insider trading laws, rules and regulations, and NASDAQ listing standards, differently in the context of our own transactions in securities. Determinations that we will transact in our own securities are generally made by our Board of Directors (or an authorized committee or delegate), after careful deliberation, with the advice of financial, legal or other outside advisors as appropriate, with a strategy achieving our transactional objectives while complying with laws, rules, regulations and listing standards (including those relating to insider trading) applicable to the transaction.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during the last concluded fiscal year were Mr. Enthoven, Dr. Low, Ms. McLaughlin, and Mr. Rubin. With the exception of Mr. Rubin, no member of the compensation committee has s erv
ed as an officer or employee of ours or any of our subsidiaries and no member of our compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation
S-K.
Mr. Rubin currently serves as a director for American Pet Insurance Company, ZPIC Insurance Company, GPIC Insurance Company, and ZPIC Insurance Company, and, in 2024, served on the board of directors of QPIC Insurance Company, each a wholly-owned subsidiary of the Company. Beginning in calendar year 2024, Mr. Rubin began to be compensated for his service on the boards of American Pet Insurance Company and GPIC

Insurance Company. In addition, more than ten years ago, Mr. Rubin served as our Chief Operating Officer. None of our executive officers currently serves or has served on the Board of Directors or compensation committee of any entity whose executive officers included any of our directors.

Board and Committee Meetings, Attendance, and Executive Sessions

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2024:

•	the Board of Directors held six meetings and acted by written consent once;

•	the audit committee held nine meetings and acted by written consent once;

•	the compensation committee held six meetings and acted by written consent five times; and

•	the nominating and corporate governance committee held four meetings and acted by written consent once.

During 2024, no director attended fewer than 75% of the aggregate of the number of meetings held by our Board of Directors. No director attended fewer than 75% of the number of meetings held by all committees of our Board of Directors on which such director served, in each case during the time the director served on our Board of Directors.

Typically, in conjunction with the regularly scheduled meetings of our Board of Directors, the directors meet in executive sessions with our Chief Executive Officer outside the presence of other members of management and, separately, our non-employee directors meet outside the presence of the Chief Executive Officer. In 2024, our Lead Independent Director, Dr. Low, presided over such executive sessions.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders though we do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our Company should adopt a more formal policy regarding director attendance at our annual meetings. Nine of our ten then-current directors attended our 2024 Annual Meeting of Stockholders.

Role of Stockholder Engagement

Our Board of Directors believes it is important to regularly engage with our stockholders. In the past several years, we have proactively reached out to many of our largest stockholders to solicit their feedback on our executive compensation, corporate governance and disclosure practices in order to gain a better understanding of the practices they most value. Our stockholder engagement team has consisted of certain independent directors and members of our investor relations and legal team. Stockholders have also regularly met with members of our senior management team to discuss our strategy and review our operational performance.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of our Board of Directors or a specific member of our Board of Directors (including our Chairperson and Lead Independent Director) may do so by letters addressed to the attention of our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108.

All communications are reviewed by our Corporate Secretary and provided to the members of our Board of Directors unless such communications are sales materials or other routine items, or items unrelated to the duties and responsibilities of our Board of Directors.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying, evaluating and recommending nominees to our Board of Directors. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

Our nominating and corporate governance committee will recommend to our Board of Directors for selection all nominees to be proposed by our Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by our Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by our Board of Directors to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to our overall corporate mission. The nominating and corporate governance committee may from time to time review and recommend to our Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and professional experience in management, animal health, technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for our Board of Directors, the nominating and corporate governance committee considers these factors, among others, in the light of the specific needs of our Board of Directors at that time. We value diversity on a company-wide basis but have not adopted a policy regarding board diversity.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits and to review materials distributed to the director. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as their other professional responsibilities, will be considered. Under our Corporate Governance Guidelines, there are no limits on the number of terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. Our nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to our Board of Directors by complying with the procedures in Article I, Section 1.11 of our Amended and Restated Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in our Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, and other information specified in our Bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day, nor earlier than the close of business on the 105th day, prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2025. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2024 and has been our independent registered public accounting firm since 2012. We expect that representatives of Ernst & Young LLP will join the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and those of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

Principal Accountant Fees and Services

The following table presents fees for professional services for the fiscal years ended December 31, 2024 and 2023, for Ernst & Young LLP.

	Fiscal Year 2024	Fiscal Year 2023
Audit fees (1)	$3,243,019	$1,647,110

All other fees (2)	$5,733	$3,600

Total fees	$3,248,752	$1,650,710

(1)

Audit fees consist of fees for professional services provided in connection with the audits of our annual consolidated financial statements and our internal control over financial reporting, the reviews of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2)	All other fees consist of fees for access to online accounting and tax research software.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our audit committee generally pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were pre-approved by our audit committee.

Report of the Audit Committee

The information contained in the following report of the audit committee is not considered to be “soliciting material”, “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The audit committee of the Board of Directors of Trupanion, Inc. (the Company) has reviewed and discussed with the Company’s management and Ernst & Young LLP the Company’s audited consolidated financial statements as of and for the year ended December 31, 2024. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Jacqueline Davidson, Chair

Max Brodén

Howard Rubin

Executive Officers

The following sets forth information regarding our executive officers, including their respective ages and positions as of the record date. Biographical information pertaining to Ms. Tooth, who is both an executive officer and director of the Company, can be found in the Section titled “Our Board of Directors - Our Director Nominees.” There are no family relationships among any of our directors or executive officers.

Name	Age	Title

Margaret “Margi” Tooth	46	Chief Executive Officer, President, Director

Fawwad Qureshi	51	Chief Financial Officer

Brenna McGibney	56	Chief Administrative Officer

Dr. Steve Weinrauch	50	Executive Vice President, Veterinary & Product

Simon Wheeler	64	Executive Vice President, International Business

John Gallagher	38	Chief Operating Officer

Emily Dreyer	37	Senior Vice President, Channel Growth

Our Executive Officers

Fawwad Qureshi Chief Financial Officer, Trupanion, Inc. Age: 51

Fawwad is pictured above with his cat, Luna.

Biography:

Fawwad joined Trupanion in 2023 as our Chief Financial Officer. Fawwad brings over 20 years of senior-level financial experience, successfully steering growth in revenue and profitability for publicly-traded, global growth companies. Prior to joining Trupanion, Fawwad was Senior Vice-President of Finance and CFO of Brands at Expedia Group, where he had full P&L and commercial responsibility for its over $9 billion portfolio of world-class consumer brands including Expedia, Vrbo, Hotels.com, Orbitz and Travelocity. Prior to Expedia, Fawwad was CFO for Global Technology at Nike, where he managed its omni-channel portfolio of technology investments. Prior to that, he worked at Intel in finance positions of increasing seniority. Fawwad holds a Master of Business Administration from Boston University and a Bachelor of Arts from St. Olaf College.

Pet Memory:

“My pet memory is during the height of the pandemic, when so much was unknown, our cat Luna would always be there to make us laugh and appreciate the moment. I would come upstairs after work and she would be there, lying in the sun, happy as can be. Seeing her that way it gave our family hope that things were going to be ok.” - Fawwad

BRENNA MCGIBNEY Chief Administrative Officer, Trupanion, Inc. Age: 56

Brenna is pictured above with her dog, Angus, a Miniature Poodle.

Biography:

Brenna McGibney is Trupanion’s Chief Administrative Officer, overseeing Trupanion’s global people operations, learning and development, pricing, and legal and regulatory teams. Brenna joined the company as Chief People Officer in July 2022, bringing over 20 years of global human resources and operations experience to the team. Prior to Trupanion, Ms. McGibney was the Vice President of Human Resources and Corporate Communications from April 2021 to July 2022 at MCAN Financial Group, Toronto, a mortgage investment company, and before that directed a global team as Vice President, Talent and Associate Experience from March 2011 to July 2020 for LoyaltyOne, a loyalty marketing services provider. Brenna holds a B.A. from Mount Allison University.

Pet Memory:

“Angus has a habit of hiding his treats under my pillow on my bed. I am never sure if he thinks it is a great hiding place or if he thinks he is leaving me a treat!” -Brenna

DR. STEVE WEINRAUCH Executive Vice President, Veterinary & Product Age: 50

Steve is pictured above with his dog, Bug, a Labrador/Boston Terrier mix.

Biography:

Dr. Steve, BVMS, MRCVS, joined Trupanion after nine years of continuous full time practice in 2013 as Director of Veterinary Direct Pay, then promoted to Chief Veterinary Officer in 2015 and expanded his role to Chief Product Officer in 2016. At the start of 2023, Dr. Steve promoted and expanded his role again to add and encompass the duty of Executive Vice President, North America. Steve was born and raised in Boston, trained and met his wife in Scotland, and prides himself on bringing a bit of east coast to Seattle. His wife is also a practicing veterinarian in the Seattle area. Together they share their home with a small herd of dogs and three young and very tolerant sons. Dr. Steve also has a passion for helping animals and the veterinary professionals who dedicate their lives to them. He is Co-Founder and served as Medical Director of 2nd Chance Rescue 501(c)(3) and is Founder of Mightyvet.org 501(c)(3). Previously he served as Director of De Novo Development at National Veterinary Associates and Partner Veterinarian and Chief of Staff at a large Washington hospital. He has published his research in numerous peer reviewed journals and is licensed to practice in both the USA and the European Union. Dr. Steve is both a P&C licensed Producer and Adjuster and a USDA Accredited Veterinarian.

SIMON WHEELER Executive Vice President, International Business, Trupanion, Inc. Age: 64

Simon is pictured above with his dog, Sasha, a Border Terrier.

Biography:

In his role as EVP of International Business, Simon Wheeler is responsible for the development of Trupanion’s international plans for growth across existing markets such as Australia and driving entry and growth into new international markets including Japan, UK, Brazil and Western Europe. Prior to joining Trupanion, Simon was Managing Director at Agria Pet Insurance Ltd with responsibility for the UK marketplace and underwriting branch, Agria Försäkring. Simon also played key roles at Allianz Animal Health and Pinnacle Pet Health Care in the UK. Simon attended Oundle School and went on to read Economics at De Montford University. Past chair of the Association of British Insurers’ Pet Insurance Committee and Trustee of the Petplan Charitable Trust, he has spent his career helping pet parents to access the best veterinary care and proudly includes New Forest Pony “Millie” and Thoroughbred “Spot” in his family.

Pet Memory:

“Choosing and buying my first puppy aged 8 with 4 other 8 year old friends for 2’ 6” (old UK money) from a new pet shop using our combined bus money on the way home from Saturday morning pictures. The puppy lived until he was nearly 18!” -Simon

JOHN GALLAGHER Chief Operating Officer, Trupanion, Inc. Age: 38

John is pictured above with his dog, Willow, a Miniature Schnauzer.

Biography:

John Gallagher has served as our Chief Operating Officer since September 2024. Prior to his current appointment, Mr. Gallagher served in various roles at Trupanion, including as our interim head of Global Support Services since January 2023, as General Manager from January 2022 to January 2023, as Vice President of Contact Center from January 2021 to January 2022, as Head of Contact Center from March 2020 to January 2021, as Director of Phone Sales and Retention from June 2019 to March 2020, and as Manager of Sales Activations from June 2016 to June 2019. Mr. Gallagher holds a Bachelor of Business Administration Finance from California State University – Fullerton.

Pet Memory:

“Willow our 12 year old Mini Schnauzer loves to go to her favorite place, the beach. She loves to run for hours on the sand. I cherish each time we go as over the past couple of years she has overcome IMHA among other medical issues. We have been able to celebrate many more years with her as Trupanion has enabled us to get the best care each and every time without hesitation.” -John

EMILY DREYER Senior Vice President, Channel Growth, Trupanion, Inc. Age: 37

Biography:

Emily Dreyer has served as our Senior Vice President of Channels since June 2022. Prior to her current appointment, Ms. Dreyer served in various roles at Trupanion, including as our Vice President of Customer Marketing from January 2021 until June 2022, our Head of Customer Marketing from May 2017 to January 2021, our Senior Marketing Manager from September 2016 to May 2017, our Customer Acquisition Manager from September 2014 to September 2016, our Acquisition Specialist from January 2014 to September 2014, and as our Marketing Specialist from January 2013 to January 2014. Ms. Dreyer holds a B.A. from Trinity College.

Pet Memory:

“I adopted my first dog, Dakota, when I was still in college and we became inseparable from that day forward. Our favorite thing to do together was go for a romp on the beach- rain, snow or shine. She would chase after seagulls, pull the legs off of crabs, and not listen to a word I said. Our walks together were a time for me to clear my head and we always returned tired and happy. She was diagnosed with cancer in 2016 and, thanks to Trupanion, we were able to have another year of walks on the beach together.” -Emily

Proposal No. 3: Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2024

Say-On-Pay

We are asking our stockholders to vote, on an advisory, non-binding basis, to approve a resolution on the compensation of the Company’s named executive officers, as reported in this proxy statement pursuant to Item 402 of Regulation S-K (commonly referred to as a “say-on-pay” vote). As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation philosophy drives our compensation programs, which are designed to align the interests of our executive officers with those of our stockholders, our corporate objectives, our desired behaviors and company culture, as well as to attract, motivate, and retain key employees who are critical to the success of our Company. Under these programs, our executive officers, including our named executive officers, are motivated to achieve specific strategic objectives that are expected to increase stockholder value. Please read the “Compensation Discussion and Analysis” section of this proxy statement and the “Executive Compensation Tables” and narrative discussion for additional details about our compensation programs, including information about the 2024 compensation for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

Say-On-Pay Resolution

At the Annual Meeting, stockholders are being asked to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the resolution set forth below. This vote is not needed to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Even though this say-on-pay vote is advisory, and therefore will not be binding on us, we value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation for our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns. Stockholders who vote against the resolution are encouraged to contact the Board of Directors to explain their concerns in writing to:

Trupanion, Inc.

6100 4th Avenue South, Suite 200

Seattle, Washington 98108

Attn: Corporate Secretary

Proposal No. 4: Advisory and Non-Binding Vote on the Frequency of Future Advisory Votes on the Compensation Provided to the Company’s Named Executive Officers

Say-On-Pay Frequency

We are asking our stockholders to vote, on an advisory, non-binding basis, on the frequency of future stockholder advisory votes on our executive compensation programs, such as Proposal No. 3. In particular, we are asking whether the advisory vote on compensation of our named executive officers should occur once every year, every two years, or every three years. After careful consideration of the frequency alternatives, our Board of Directors believes that conducting an annual advisory vote on the compensation of our named executive officers is appropriate for Trupanion and its stockholders at this time. The Board of Directors’ determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, our Board of Directors’ believes that the stockholder sentiment should be a factor that is taken into consideration by the Board of Directors and its compensation committee in making decisions with respect to the compensation of our named executive officers. By providing an advisory vote on the compensation for our named executive officers on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what the best approach for us, and we look forward to hearing from our stockholders on this agenda item each year. Accordingly, our Board of Directors recommends that the advisory vote on the compensation of our named executive officers be held every year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR FREQUENCY OF “1 YEAR” ON PROPOSAL NO. 4

Say-On-Pay Frequency Resolution

You may cast your vote for “1 YEAR”, “2 YEARS”, or “3 YEARS”, or you may “ABSTAIN” from voting in the response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to the preferred frequency with which the Company is to hold an advisory and non-binding vote by stockholders to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast will be the frequency we select to hold future advisory votes on the compensation to our named executive officers. While as a corporate law matter approval requires a majority of the votes cast, we intend to honor the frequency selected by a plurality of the votes cast. Even though your vote is advisory and therefore will not be binding on us, we value our stockholders’ opinions and we intend to select the frequency receiving the most votes.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) explains our executive compensation philosophy and programs, the decisions our compensation committee made under those programs, and the rationale for those decisions. In 2024 our named executive officers (NEOs) were:

Name	Title (1)

Margi Tooth (2)	President & Chief Executive Officer

Fawwad Qureshi	Chief Financial Officer

John Gallagher (3)	Chief Operating Officer

Brenna McGibney	Chief Administrative Officer

Darryl Rawlings (4)	Former President & Chief Executive Officer

Chris Kearns (5)	Former Chief Legal Officer

(1)	Reflects current titles as of April 16, 2025.

(2)	Ms. Tooth was promoted to Chief Executive Officer, effective August 1, 2024.

(3)	Mr. Gallagher was promoted to Chief Operating Officer, effective September 4, 2024.

(4)	Mr. Rawlings resigned as our Chief Executive Officer, effective August 1, 2024.

(5)	Mr. Kearns was appointed Chief Legal Officer on January 31, 2024 and resigned effective April 4, 2025.

Executive Summary

Company Performance and Alignment with Pay

2024 was a milestone year for Trupanion. Strong execution drove 20% subscription revenue growth, the doubling of our subscription margin in the fourth quarter from its quarterly low in 2023, and a record $39 million in free cash flow.

•	Total revenue increased 16% to $1,286 million.

•	Subscription business revenue increased 20% to $856.5 million.

•	Net loss was $(9.6) million, or $(0.23) per basic and diluted share, compared to a net loss of $(44.7) million, or $(1.08) per basic and diluted share, in 2023.

•	Operating cash flow was $48.3 million and free cash flow was $38.6 million in 2024. This compared to operating cash flow of $18.6 million and free cash flow of $0.4 million in 2023.

•

At December 31, 2024, the Company held $307.4 million in cash and short-term investments, including $35.4 million held outside the insurance entities, with an additional $15 million available under its credit facility.

In 2024, we estimate that intrinsic value increased by approximately $879 million to $2.01 billion.

This strong performance was evidenced in incentive outcomes for the year:

•

In aggregate, short-term incentive compensation in 2024 was awarded at a higher rate than in 2023, driven by a substantial increase in average corporate goal attainment scores in the second half of 2024.

•

Based on strong intrinsic value growth during 2024 and consistent with our historical practice of granting performance RSUs when intrinsic value growth exceeds 10%, the equity allocation pool increased by 1.8 million shares. This pool was used to grant RSU awards to NEOs, among other purposes.

2024 Compensation Program at a Glance

NEO target direct compensation is comprised of three core elements: a base salary, a short-term incentive program and an annual grant of equity-based long-term incentive (LTI) awards. The key features of our incentive plans and 2024 target direct compensation levels in effect for 2024 are summarized below.

Short-Term Incentives

Trupanion operated its legacy short-term incentive program design for the first six months of 2024 and implemented a new Management Incentive Plan (MIP) effective beginning in July 2024. Target opportunities were approved by the compensation committee and expressed as a percentage of salary. Payouts under both programs could range from 0% to 200% of target based on performance. Both designs incentivized and rewarded our performance in areas related to our financial, operational and strategic performance during the year.

Legacy Short-Term Incentive (January – June)	Management Incentive Plan (July – December)

•  Earned based on performance versus monthly goals which are reviewed on quarterly basis by the compensation committee

•  Ms. Tooth and Mr. Rawlings: 100% corporate goals

•  Other eligible NEOs: 50% corporate goals, 50% individual goals

•  Corporate metrics comprised Gross New Pets Added, Cancellations and Adjusted Operating Income

•  NEOs had the choice to receive their earned value in fully-vested RSUs that were granted at a 20% premium and subject to a two-year lock-up period

•  For Ms. Tooth and Messrs. Qureshi & Rawlings, any earned awards were paid or, in the case of RSUs, granted following year-end

•  For all other NEOs any earned awards were paid in cash on a monthly basis or issued in the form of RSUs on a quarterly basis

•  Earned and paid based on performance versus annual goals (six months for 2024 given mid-year adoption)

•  All eligible NEOs: 100% corporate goals

•  Performance metrics comprise Adjusted Operating Income (AOI), Lifetime Value per Pet (LVP), and Internal Rate of Return (IRR)

•  NEOs had the choice to receive some or all of their earned MIP value in fully-vested RSUs that were granted at a 20% premium and subject to a two-year lock-up period

Annual Long-Term Incentive Awards

Long-term incentive awards for 2024 performance were granted in February 2025 based on an assessment of intrinsic value per fully diluted share. We consider these grants part of 2024 compensation because they reflect our performance during the year. An aggregate pool is established with allocations to each NEO determined based on an assessment of individual performance. Awards are granted in the form of RSUs that will vest on a quarterly basis over two years, subject to continued service. Awards granted in February 2025, while considered part of 2024 compensation, will be reported in next year’s Summary Compensation Table.

Compensation Mix

The mix of our executive pay structure emphasizes incentive-driven, performance-based pay. This is designed to motivate our executives to achieve our long-term goals and deliver sustained increases in stockholder value without undue risk-taking. As described above, we evaluate compensation on a “performance year,” rather than a “calendar year” basis. This means, for 2024 for example, we consider direct compensation to comprise salary earned in 2024, plus bonuses earned for 2024 performance, but paid in 2025, plus any long-term incentive award earned for 2024 performance and granted in 2025, promotion grants made in 2024, and new hire grants made in 2024. We currently do not target a specific compensation mix; rather, we monitor executive compensation mix to ensure that our compensation mix objectives of emphasizing long-term performance-based compensation, are being met.

The following pay mix charts reflect the mix of 2024 performance year compensation for our NEOs as described. We have excluded the compensation of our former CEO, Darryl Rawlings, from the CEO compensation mix table.

President & Chief Executive Officer 2024 Actual Annual Compensation Mix	Other NEO Average (excl. former Executive Officers) 2024 Actual Annual Compensation Mix

Fixed Compensation	Variable Compensation

How Trupanion Manages Executive Pay

Key Operational and Governance Features of our Executive Compensation Framework

Trupanion is dedicated to maintaining an executive compensation program that effectively aligns pay with performance while embodying robust corporate governance standards. Below, we detail the core components of our approach.

✓	Deliver compensation primarily through performance-based incentives that encourage achieving both short- and long-term business goals	x	Do not allow automatic vesting of equity upon termination after a change in control or in other circumstances.

✓	Cap payout opportunities at 200% of target to maintain reasonable compensation levels and discourage excessive risk-taking	x	Avoid providing excessive benefits or perquisites, ensuring compensation remains aligned with our values

✓	Engage with stakeholders through annual say-on-pay votes and regularly communicate with major stockholders to ensure transparency	x	Prohibit short sales and hedging and restrict pledging of company securities to uphold integrity and transparency

✓	Employ an independent compensation consultant who advises the Compensation Committee for unbiased decision-making	x	Refrain from entering into individual employment agreements with predetermined terms unless legally required

✓	Undertake an annual risk review of incentive programs

✓	Maintain robust share ownership guidelines such that our executives hold significant equity positions to align their interests with stockholders.

✓	Maintain compensation clawback policies that exceed SEC and NASDAQ requirements

✓	Annually nominate all directors for election to ensure accountability to stockholders

Compensation Philosophy & Highlights:

Our compensation philosophy is mission-driven, aiming to attract, retain, and reward critical talent essential to our strategic objectives. By fostering a pay-for-performance culture, we ensure behavior aligns with performance metrics crucial to our business strategy. Our compensation structure is designed to incentivize performance in financial and operational areas that will contribute to intrinsic value per share growth, which is rewarded through our short- and long-term incentives. We recognize and encourage outstanding contributions at both the team and individual levels.

Say-on-Pay Vote Outcomes:

In 2024, we held a non-binding advisory say-on-pay vote at our Annual Meeting of Stockholders, where approximately 96.4% of shares voted were in favor of our proposal. The compensation committee viewed this strong approval as an endorsement of our executive compensation program. The committee will continue to consider the results of say-on-pay votes and stockholder feedback in making future compensation decisions.

Role of the Compensation Committee

The compensation committee is responsible for administering our executive compensation program, among other responsibilities, as provided in its charter. The Committee oversees the following items:

•	Compensation philosophy and strategies to confirm that they are aligned with our corporate objectives, stockholder interests, desired behaviors and Company culture;

•	Executive officer salary adjustments, short-term incentive awards, equity awards, aggregate compensation, levels of individual performance, and form of equity awards;

•	Alignment of executive pay to performance, including salary and incentive awards;

•	Compensation elements and mix;

•	Peer group and surveys used to gather market data;

•	Incentive designs that NEOs are eligible to participate in;

•	Pay policies, such as severance, change in control severance, ownership guidelines, and clawbacks;

•	Director compensation;

•	Participation in and results of our stockholder engagement processes;

•	Regulatory and governance developments; and

•	CD&A disclosure for our annual proxy statement, and other disclosures related to compensation, as needed.

No NEO is present when their own compensation is being discussed. The full Board of Directors determines the compensation of the President & Chief Executive Officer. The compensation committee determines the compensation for the other executive officers, taking into consideration the recommendations from the President & Chief Executive Officer.

Role of Management

The compensation committee works closely with management to gather and analyze data to assist it with compensation decisions. In addition, our President & Chief Executive Officer reviews the performance of executive officers and provide recommendations regarding their compensation to the compensation committee for its consideration.

Additionally, our President & Chief Executive Officer and our Chief Administrative Officer annually support the compensation committee and the Board of Directors in its review of succession planning, given its critical importance to the Company’s success.

Role of Consultant

In 2024, the compensation committee engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian reported directly to the compensation committee and advised the committee on various executive pay issues.

In the fourth quarter of 2024 the committee conducted a review of its independent consultant and effective January 1, 2025 replaced Meridian with Willis Towers Watson (WTW) to provide advice on a go-forward basis. WTW will similarly report directly to the compensation committee.

Pursuant to SEC rules, the compensation committee assessed the independence of Meridian and WTW, concluding that both are independent and that neither had or have any conflict of interests with the Company, its directors or its executive officers.

Peer Group

The compensation committee identifies a comparator group of companies to evaluate the competitiveness of its compensation levels, policies, programs, and dilution. They also consult survey data for a broad evaluation of market pay levels for executive positions, using this information as a reference point rather than a determinant of pay levels.

Given the lack of direct public competitors in the pet insurance industry, comparator companies are identified based on similar business characteristics to Trupanion. Due to the changing nature of our business, in 2024 we updated the criteria to determine the peer group. This includes:

•	Being publicly-traded and headquartered in the U.S.;

•	Categorized in tangential industries such as animal health and life and health insurance;

•	Revenue above $1 billion;

•	Similar business model characteristics such as recurring revenue, business-to-consumer transactions, and strategic relevance in the pet industry.

Based on these criteria, the committee identified comparator companies to inform compensation decisions, supplemented by broader market insights.

Company	Ticker	Industry

Central Garden & Pet Company	CENT	Animal Health

Greenlight Capital	GLRE	Insurance

Heritage Insurance Holding Inc.	HRTG	Insurance

IDEXX Laboratories	IDXX	Animal Health

Proassurance Corporation	PRA	Insurance

Safety Insurance Group	SAFT	Insurance

Skyward Specialty Insurance Group	SKWD	Insurance

Stewart Information Services Corp	STC	Insurance

Tiptree Inc.	TIPT	Insurance

Universal Insurance Holdings	UVE	Insurance

American Equity Investment Life	AEL	Insurance

Elanco Animal Health	ELAN	Animal Health

Employers Holdings Inc.	EIG	Insurance

Fidelis Insurance Holdings	FIHL	Animal Health

Neogen Corporation	NEOG	Animal Health

Executive Compensation for 2024

Base Salary

Base salary is intended to provide a market competitive level of fixed compensation that balances other performance-based elements of the pay mix. Salary levels are reviewed but not necessarily increased annually by the compensation committee and take into account an executive’s role and direct impact, and changes in market conditions based on our review of peer companies. Three NEOs received increases during 2024 in relation to their promotions and role expansions.

		2024		2023	Percent Increase
Name	Title	Base Salary		Base Salary

Margi Tooth	Chief Executive Officer, President	$550,000	(1)	$400,000	38%

Fawwad Qureshi	Chief Financial Officer	$400,000	(2)	$300,000	33%

John Gallagher	Chief Operating Officer	$375,000	(3)	$300,000	25%

Brenna McGibney	Chief Administration Officer	$300,000	(4)	$300,000	0%

Darryl Rawlings	Former Chief Executive Officer Director, and Chairperson of the Board	$300,000		$300,000	0%

Chris Kearns (5)	Former Chief Legal Officer	$300,000		N/A	N/A

(1)	Increase effective August 1, 2024 in connection with her promotion to President & Chief Executive Officer.

(2)	Increased effective May 1, 2024 in connection with the expansion of Mr. Qureshi’s role to include IT.

(3)	Increase effective September 4, 2024, in connection with his promotion to Chief Operating Officer.

(4)

Ms. McGibney’s base salary is presented in USD. Ms. McGibney’s actual compensation is paid in CAD. We regularly review fluctuations in the USD/CAD exchange rate and make adjustments to the CAD payments with the objective of maintaining alignment with the intended USD base salary.

(5)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Short-Term Incentives

Short-term incentives are intended to focus our NEOs on the achievement of annual financial, operational and strategic goals that contribute to longer-term value creation for our stockholders.

For the first six months of 2024, our legacy short-term incentive design was in operation. Effective July 2024, the new MIP was approved. Target opportunities were approved by the compensation committee and expressed as a percentage of salary. Payouts under both programs could range from 0% to 200% of target based on performance.

Legacy Short-Term Incentive

Our legacy short-term incentive design was in effect for the first six months of the year. Performance was measured against monthly goals, with incentives earned based on this performance which the compensation committee assessed on a quarterly basis. An NEO became eligible to participate in the plan on the first day of the month following the NEO’s date of hire. Incentives were earned and paid based on performance relative to corporate goals, and additionally for select NEO’s individual goals. These individual goals were determined by the President & Chief Executive Officer, and overseen by the compensation committee, and typically tied to initiatives indicative of growth, such as the number of active hospitals and enrolled pets.

Target opportunities are expressed as a percentage of salary. The compensation committee approved increases effective in May for all but one NEO to ensure opportunities remained market competitive.

Name	Period	Target Opportunity (% of Salary)	Target Opportunity (1)	Corporate Goals	Individual Goals

Margi Tooth	Jan – April May – June	40% 100%	$53,333 $66,666	100%	0%

Fawwad Qureshi	Jan – April	40%	$40,000	50%	50%
	May – June	75%	$50,000

John Gallagher	Jan – April	40%	$40,000	50%	50%
	May – June	50%	$25,000

Brenna McGibney (2)	Jan – April	40%	$40,000	50%	50%
	May – June	50%	$25,000

Darryl Rawlings	Jan – June	40%	$60,000	100%	0%

Chris Kearns (3)	Jan – April	40%	$30,000	50%	50%
	May – June	50%	$25,000

(1)	Value reflects the opportunity for the six-months during which this design was in operation, and changes in NEO salaries and target opportunities as a percentage of salary.
(2)

Ms. McGibney’s base salary is presented in USD. Ms. McGibney’s actual compensation is paid in CAD. We regularly review fluctuations in the USD/CAD exchange rate and make adjustments to the CAD payments with the objective of maintaining alignment with the intended USD base salary.

(3)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Monthly corporate goals for 2024 were established in three areas: gross new pets under the age of three, cancellations, and subscription AOI. The table below highlights the definitions and significance of these metrics.

Metric	Summary Definition (1)	Why it Matters

Subscription Adjusted Operating Income (AOI)	This is the profit we make from an existing pet before we invest in acquiring new pets	Our adjusted operating income allows us to invest in acquiring new pets and other initiatives to support our growth.

Gross New Pets Under Three	New Pets added for Trupanion under the age of three	Gross new enrollments for pets under three directly fuels future revenue growth and market share expansion. This figure is also an important driver for other key metrics like LVP and IRR.

Cancellations	Number of cancelled pets for Trupanion	High cancellation volume negatively impacts growth along with other key metrics like LVP and IRR.

(1)

We make adjustments to U.S. GAAP financial measures for purposes of this performance metric to ensure that results properly reflect management contributions. See Appendix A for an explanation of how this metric is calculated from our audited financial statements.

The compensation committee conducted reviews in April and July of the monthly achievement scores for the first two quarters. On average, the monthly achievement for the corporate objectives was 38%. This overall achievement was primarily driven by an average achievement of 25% for adjusted operating income and an average achievement of 17% for cancellations. For the first half of 2024, gross new pets under three saw an average monthly achievement of less than 1%.

In respect of the individual goals, the compensation committee considered the following:

Executive	Achievements relative to individual goals	Outcome (% of target)

Fawwad Qureshi	Financial performance and reporting, strategic capital management, organizational effectiveness and technology optimization	82%

John Gallagher	Claims experience, enrollment growth, operational efficiency and compliance	29%

Brenna McGibney	Talent optimization and engagement, pricing strategy and operational effectiveness, organizational and leadership development	65%

Chris Kearns (1)	Enhancement of regulatory, compliance and privacy programs	87%

(1) Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

While incentives were earned based on performance relative to monthly goals, any short-term incentives earned by the President & CEO, CFO, and former CEO were not paid until 2025 following the conclusion of our fiscal year. For all other NEOs awards were earned and paid monthly. Earned incentives were delivered in a combination of cash and fully-vested RSUs. NEOs had the choice to receive their earned value in fully-vested RSUs that were granted at a 20% premium and subject to a two-year lock-up period.

Based on the aforementioned targets, goals and payment policy, the compensation committee approved the following in respect of performance in the first six months of 2024.

Name	Total Target Opportunity	Total Earned Incentive (% of Target)	Total Earned Incentive (Cash Value)	Value Delivered in Cash	Valued Delivered in RSUs	Grant Date Fair Value of RSUs (1)

Margi Tooth	$120,000	49%	$59,333	$0	$59,333	$37,101

Fawwad Qureshi	$90,000	82%	$74,173	$74,173	$0	$0

John Gallagher	$65,000	29%	$18,941	$9,067	$9,874	$18,786

Brenna McGibney (2)	$65,000	65%	$42,235	$14,344	$27,892	$24,438

Darryl Rawlings	$60,000	38%	$22,744	$22,744	$0	$0

Chris Kearns (3)	$55,000	87%	$47,659	$47,659	$0	$0

(1)

RSUs were granted to Ms. Tooth on February 27, 2025 and to Mr. Gallagher and Ms. McGibney on May 13, 2024. In determining the number of RSUs to be awarded, the value to be delivered in RSUs was increased by 20% and then divided by our then-current calculation of intrinsic value of a share of our common stock. The grant date fair market value of awards granted in February 2025 will be included in our 2025 Summary Compensation Table. The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(2)

Ms. McGibney’s base salary is presented in USD. Ms. McGibney’s actual compensation is paid in CAD. We regularly review fluctuations in the USD/CAD exchange rate and make adjustments to the CAD payments with the objective of maintaining alignment with the intended USD base salary.

(3)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Management Incentive Plan (MIP)

In July 2024, Trupanion implemented a new short-term incentive called the MIP. Target opportunities are expressed as a percentage of salary. The compensation committee approved increases effective in May for all but one NEO to ensure opportunities remained market competitive.

•

Performance is measured on a full-year basis, rather than monthly. Given the timing of the MIP’s adoption, for 2024 performance will be measured for the second six months of the year. For 2025, performance will be measured on a full-year basis.

•	Individual performance has been removed, and incentives will be paid based solely on financial performance metrics. The financial metrics were also updated, as described below.

These changes are intended to increase the alignment of pay with our financial performance and simplify the incentive design for participants. Similar to legacy design, opportunities were established as a percentage of base salary as follows.

Name	Period	Target Opportunity (% of Salary)	Target Opportunity (1)

Margi Tooth	July – Dec	100%	$262,500

Fawwad Qureshi	July – Dec	75%	$150,000

John Gallagher (2)	July – Aug	50%	$25,000
	Sept – Dec	75%	$93,281

Brenna McGibney (3)	July – Dec	50%	$75,000

Darryl Rawlings (4)	July	40%	$10,000

Chris Kearns (5)	July – Dec	50%	$75,000

(1)	Value reflects the opportunity for the six-months during which this design was in operation, and changes in NEO salaries and target opportunities as a percentage of salary.

(2)	Mr. Gallagher’s target opportunity was increased in September in connection with his promotion to Chief Operating Officer.

(3)

Ms. McGibney’s base salary is presented in USD. Ms. McGibney’s actual compensation is paid in CAD. We regularly review fluctuations in the USD/CAD exchange rate and makes adjustments to the CAD payments with the objective of maintaining alignment with the intended USD base salary.

(4)	Mr. Rawlings did not transition from the legacy short-term incentive design to the new program.

(5)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Although the MIP uses three different performance metrics, they fundamentally drive the same overall corporate objectives of in-year and future profitable growth as the legacy short-term incentive metrics. Those core corporate metrics included gross new pets under three, cancellation volume, and subscription adjusted operating income. The metrics below represent the results of these core drivers. Both gross new pets under three and cancellation volume directly impact lifetime pet value and internal rate of return. Growth in these core drivers is expected to increase subscription AOI, a major component of total adjusted operating income. Therefore, these top-level metrics reflect the overall performance driven by our core corporate focuses, which are essential for strong performance and a healthy growth trajectory.

Metric	Summary Definition (1)	Why it Matters
Total Trupanion Adjusted Operating Income (AOI)	Adjusted operating income (non-GAAP) excludes acquisition costs, development expenses, nonrecurring items, and the gain/loss from a joint venture. Non-cash items like goodwill impairment, stock-based compensation, and depreciation/amortization are also excluded.	Reflects our performance in areas related to operating expense management, accurate pricing strategies, driving subscriber growth, retaining current subscriber and achieving operating efficiency goals

Lifetime Value per Pet (LVP)	Lifetime value of a pet (including allocated fixed expenses) is calculated by taking subscription revenue less cost of subscription revenue (excluding related stock-based compensation, sign-up fees, and deferred revenue changes) over the past 36 months. This is further reduced by a pro-rata portion of general & administrative and technology expenses (less related stock-based compensation), all on a per-pet basis and multiplied by the implied average subscriber life in months.	Reflects our performance in areas related to ARPU, subscriber retention and profit per insured pet

Internal Rate of Return (IRR)	This discount rate, assuming new pets mirror the average of the past 36 months, represents the rate at which the present value of a new pet’s projected lifetime cash flows equals its initial costs (acquisition and a 1% monthly capital charge on average new pet quarterly revenue). Future cash inflows are derived from the margin per pet applied to average new pet revenue for the period.	Reflects our performance in disciplined pet acquisition (PAC) spend, ARPU, subscriber retention and profit per insured pet

(1) Please see Appendix A for a description of our Key Performance Metrics.

The compensation committee approved a 106% payout relative to target, driven by significant outperformance in LVP (200% achievement) and near-target performance in IRR (92% achievement). These positive results were partially offset by Trupanion AOI, which achieved 65% of its target.

Based on the achievement and payment policy, the compensation committee approved the following in respect of performance in the second six months of 2024:

Name	Total Target Opportunity	Total Earned Incentive (% of Target)	Total Earned Incentive (Cash Value)	Value Delivered in Cash	Valued Delivered in RSUs	Grant Date Fair Value of RSUs (1)

Margi Tooth	$262,500	106%	$277,618	$0	$277,618	$210,696

Fawwad Qureshi	$150,000	106%	$158,640	$158,640	$0	$0

John Gallagher	$118,281	106%	$124,760	$124,760	$0	$0

Brenna McGibney (2)	$75,000	106%	$79,320	$79,320	$0	$0

Darryl Rawlings (3)	$10,000	46%	$4,640	$4,640	$0	$0

Chris Kearns (4)	$75,000	106%	$79,320	$79,320	$0	$0

(1)

RSUs were granted to Ms. Tooth on February 27, 2025 and to Mr. Gallagher on August 19, 2024. In determining the number of RSUs to be awarded, the value to be delivered in time-vested RSUs was increased by 20% and then divided by our then-current calculation of intrinsic value of a share of our common stock. The grant date fair market value of awards granted in February 2025 will be included in our 2025 Summary Compensation Table. The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(2)

Ms. McGibney’s base salary is presented in USD. Ms. McGibney’s actual compensation is paid in CAD. We regularly review fluctuations in the USD/CAD exchange rate and makes adjustments to the CAD payments with the objective of maintaining alignment with the intended USD base salary.

(3)	Mr. Rawlings did not transition from the legacy short-term incentive design to the MIP.
(4)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025

Annual Long-Term Incentive Awards

Our annual long-term incentive program delivers equity-based awards to executives and other employees who contribute to the long-term success of the Company. The intent is to both reward for performance that contributed to value creation for our long-term stockholders and retain participants during the vesting period which generally requires continued service. Please see the above discussion regarding our Severance Policy and Change of Control Policy under the CD&A in the section titled “Severance and Change-in-Control Protection” for a discussion of equity acceleration.

Awards are issued in the form of performance-based RSUs that can vest over two-years based on continued service. The value of the RSUs granted is informed by prior performance, based on estimates of the growth in our intrinsic value per share. The higher the growth of our intrinsic value per share, the larger the amount of equity we made available for grant in aggregate to executives and other employees. This pool is then allocated based on consideration of a number of factors, which, for our NEOs, includes their relative contribution to growth and other key financial metrics. Prior to June 2024, equity grants were made under our 2014 Equity Incentive Plan. Following its approval at our 2024 Annual Stockholder Meeting, awards are now made under our 2024 Equity Incentive Plan.

For performance awards granted to our NEOs in 2025 for performance year 2024, the compensation committee, in consultation with management, evaluated the growth of our intrinsic value per share on a year-over-year basis. As in prior years, our compensation decisions are filtered through our model using inputs that are grounded by historical performance and analysis approved by the Board of Directors. As such, our intrinsic value growth per share in connection with compensation decisions is intended to be consistent with the following principles:

•

Give credit for proven performance, generally based on historical three-year average trends, as well as the year-over-year growth rate of resulting intrinsic value per share changes, rather than performance we hope to achieve in the future.

•

Incorporate controllable factors, like advertising spending, but not give credit for or penalize participants for certain other factors that a participant is less likely to be able to influence, like changes in interest rates and foreign exchange rates, without compensation committee approval.

•

Allow for period-over-period comparisons not susceptible to manipulation by management. We generally base our inputs on the most recent three-year actual performance trend and prefer to avoid changing inputs such as the weighted average cost of capital when making compensation decisions.

•

Subject the calculation, including assumptions, to the scrutiny of the compensation committee, which may adjust the calculation and/or our awards if it determines that the equity pool and/or resulting grants are inappropriate or inconsistent with the long-term interests of stockholders.

Ultimately, the compensation committee retains the discretion to modify the model by which we calculate intrinsic value per share, as it deems appropriate.

If the growth in our intrinsic value per share is 10% or lower, we provide no long-term incentive awards to NEOs. For each increment of our calculated intrinsic value per share growth above 10%, the percentage of the incremental value is allocated between all employees and stockholders according to the following schedule:

Estimated Increase to Our Calculation of Intrinsic Value Per Share	% of Value Creation Going to Stockholders (Assume RSUs)	% of Value Creation Going to Employees (Assume RSUs)
1 - 10%	1 - 10%	0.0%
11%	10.7%	0.3%
20%	19.0%	1.0%
30%	27.5%	2.5%
35%	32.0%	3.0%
40%	36.5%	3.5%
45%	41.0%	4.0%
50%	45.5%	4.5%
60%	54.5%	5.5%
70%	63.5%	6.5%

(Progression between identified points is not linear due to the degree of difficulty in achieving greater increases to our calculation of intrinsic value per share. In the event our calculation of intrinsic value per share shows growth in excess of 70%, our compensation committee will determine the amount of equity we make available to grant in aggregate to all employees and non-employee directors.)

Below is a depiction of how we reward intrinsic value per share growth using long-term incentive awards:

Annual Equity Allocations for the 2024 Performance Year: For the 2024 performance year, we estimated a year-over-year growth of our intrinsic value per share at 74%. After adjustments for foreign exchange and cash usage, this resulted in an equity pool of 1.8M shares. Deductions were made for various grants as well as for repayment of historical grants for performance in prior years when the intrinsic value growth did not warrant equity dilution. This left 631,482 shares to be allocated as RSUs in 2025.

Our President & Chief Executive Officer, with team input, assessed each NEO’s contribution to growth and leadership. The compensation committee reviewed these recommendations and approved the following long-term incentive grants to executive officers in February 2025 based on 2024 performance. These awards will be reported next year in our 2025 Summary Compensation Table.

Name	Annual Performance- Based RSUs Granted in February 2025	Grant Date Fair Value (1)

Margi Tooth	50,000	$2,434,500

Fawwad Qureshi	41,980	$2,044,006

John Gallagher	26,619	$1,296,079

Brenna McGibney	15,053	$732,931

Darryl Rawlings	0	$0

Chris Kearns (2)	5,369	$261,417

(1)

The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(2)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025 and unvested RSUs were forfeited.

Off-Cycle Awards

From time-to-time the compensation committee may approve off-cycle awards to address talent and business needs. During the year, the following awards were approved.

Name	Rationale	Value(1)		Key terms

Margi Tooth		Performance	$136,350

Time-vested RSUs that vest as to 1/4th on the
approximate one year anniversary of the date
of grant and then 1/16th quarterly thereafter,
subject to the named executive officer being a
service provider through each vesting date.

		Promotion	$2,109,261
Fawwad Qureshi		Performance	$136,350
John Gallagher		Promotion	$542,726
Brenna McGibney		Performance	$545,400
Darryl Rawlings		Performance	$136,350
Chris Kearns (2)		New-hire	$1,395,542

(1)

The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(2)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025 and unvested RSUs were forfeited.

Further details are provided in the footnotes to the Grants of Plan-Based Awards table.

Other Compensation, General Benefits and Perquisites

We provide all employees the opportunity to receive paid healthcare. For employees in North America, we also provide medical coverage for one pet on a Trupanion subscription. At our Seattle, Washington USA headquarters, we provide paid on-site daycare for one child (infants through Pre-K) and professional dog walkers for all furry office mates. For each five years of service, employees receive a five-week paid sabbatical. We also provide a Company-wide broad-based retirement 401(k) plan for our U.S. employees. We do not typically provide any perquisites to our executives but, in 2025, we provided short-term personal security for certain of our NEOs. In 2024 and 2023 we provided a tax gross up to Mr. Qureshi in connection with his travel expenses. We continue to assess opportunities to enhance benefit offerings to our employees at all locations.

Other Compensation Policies and Practices

Employment Agreements

No NEO has an employment agreement, although we did enter into an offer letter with Mr. Qureshi in connection with his appointment as our Chief Financial Officer.

Pursuant to his offer letter, Mr. Qureshi is entitled to an annual base salary initially set at $300,000 and subject to adjustment, an annual bonus of up to 40% of his base salary (based 50% on corporate goals and 50% on individual goals), and participation in our Severance Plan (as defined below) with six months of salary and estimated COBRA premiums (less required tax withholding). Mr. Qureshi’s offer letter also entitled him to receive

RSUs representing 60,000 shares of our common stock. This summary is not complete and is qualified in its entirety by reference to the full text and terms of the offer letter. Mr. Qureshi’s employment is at-will.

Severance and Change-in-Control Protection

Our Employee Severance and Change in Control Plan (our Severance Plan) provides certain severance benefits to eligible employees. Our Severance Plan is intended to standardize the severance paid to current and future employees. We believe our Severance Plan creates an equitable framework for situations when an employee leaves us involuntarily that applies equally to all team members regardless of title.

Severance Policy:

Under our Severance Plan, if an employee, including any NEO, is terminated without cause (defined to include willful or gross neglect of job duties, material breach of a fiduciary duty or Company policy, willful failure to comply with instructions from the Board or such person’s supervisor, continued unsatisfactory performance which has continued for more than thirty days following written notice, engagement in dishonest or illegal or gross misconduct, and conviction of a felony), then they are entitled to the following benefits:

•	a payment equal to the employee’s salary for a minimum of two weeks with an additional two weeks for each completed year of employment, up to a maximum of 26 weeks;

•	for each full calendar quarter prior to the date of termination, any bonuses earned by the employee but unpaid as of the date of such termination; and

•	a payment equal to one month of the medical insurance premium for the team member.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims.

Change in Control Policy:

If an employee, including any NEO, is terminated without cause in the three-month period before the occurrence of a Change in Control (the definition of “Change in Control” is set forth in footnote 5 to the “Termination of Employment and Change of Control Payments Table” below) or during the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control, then, in lieu of the severance payments set forth above, we will provide the employee with the following benefits:

•	six months of salary;

•	for each full calendar quarter prior to the date of such termination, any bonuses earned by the employee but unpaid as of the date of such termination; and

•	immediate vesting of all unvested equity awards.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims. If any total payment determined by this policy would result in an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (Code)), then we would reduce the payment to produce a payment value that would maximize the “net after-tax amount” payable to the employee.

Share Ownership

We believe stock ownership aligns the interests of the NEOs and Board of Directors with those of our stockholders. The following guidelines are currently in operation.

Position	Required Ownership

Board Member	3X annual compensation value (excluding chair compensation)

President & Chief Executive Officer	5X annual base compensation

Other Executive Officers	3X annual base compensation

These ownership guidelines must be met within five years of becoming a board member or executive officer of the Company, including promotion into an executive role.

The minimum ownership may be satisfied by ownership of: (i) shares of our common stock, including shares purchased in the open market or through a company purchase plan or otherwise owned by the individual as a result of vesting of RSUs or performance-based stock units or exercise of options; (ii) vested RSUs and performance-based stock units; (iii) all deferred RSUs; (iv) vested restricted stock awards, (v) vested and exercisable “in-the-money” stock options (on a net exercise basis and net of taxes set at a 50% tax rate for purposes of calculating share ownership); and (vi) any other shares of our common stock owned by the executive or non-employee director. Shares or equity awards that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement.

As of December 31, 2024 all of our NEOs and all of our directors, who have been in their role for at least five years were in compliance with these ownership guidelines.

Risk Assessment

Our compensation committee assessed the risk profile of our executive pay programs and determined that it does not encourage undue risk-taking by executives. Pay opportunities reflect a mix of fixed and at-risk compensation. At-risk compensation is tied to short- and long-term Company objectives and supports the pay-for-performance philosophy. The Company’s pay program emphasized the sustained viability of the business through the use of long-term incentive awards, especially for senior management. The long-term incentive awards are typically subject to an objective measurement (i.e., our calculation of intrinsic values per share) that assesses our long-term sustainable growth and health, and all of the long-term incentive awards carry four or two-year vesting, which encourages executives to make decisions that are in the best long-term interests of the business.

Further, we require executives to hold meaningful levels of Company stock which results in stockholder alignment and a long-term focus. We also maintain a clawback policy, as more fully described below.

Clawbacks

Our clawback policy allows us to recover incentive compensation that was erroneously delivered due to financial statements that are subsequently restated, recalculation of any of the performance measures in our incentive plan, or team member misconduct. Incentive compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, where a financial reporting measure is any measure that is determined and presented in accordance with, or derived wholly or in part from, the accounting principles used in preparing our financial statements, as well as stock price and total shareholder return. Further, pursuant to our clawback policy, if we determine we must prepare a restatement, we will seek to recover from any executive officer the amount of any incentive compensation, paid on or after October 2, 2023 and in the three completed fiscal years immediately preceding the date on which we were required to prepare any restatement, in excess of the amount that would have been paid had the amount been determined based on the restatement.
A full copy of the clawback policy is filed as Exhibit 97.1 to our Annual Report on Form
10-K
for the year ended December 31, 2024. No clawback-related actions pursuant to the policy were required in 2024.
Pledging & Hedging
Our Insider Trading Policy prohibits employees from engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in our stock.
Our Insider Trading Policy requires preapproval by our Compliance Officer for any transaction in our shares, which would include sales in connection with pledges. Our Insider Trading Policy and our Pledging Guidelines for Directors and Officers generally discourage pledging transactions and encourage pre-approval
of pledging transactions by the nominating and corporate governance committee. In addition, management regularly updates the nominating and corporate governance committee regarding outstanding pledges and considers, among other things, the number of shares pledged and the percentage of the pledgor’s total Trupanion securities these shares represent. With this oversight, we allow limited pledging transactions because we acknowledge that personal circumstances may warrant entrance into such arrangements instead of selling Company shares.
Timing of Equity Awards
We generally do not grant stock options (or similar awards) at times when there is MNPI about, or in the period beginning four business days before and ending one business day after we file a Form
10-K,
10-Q
or
8-K
with the SEC. We generally grant annual equity awards after the public release of the prior year’s financial results and grant, promotion, new hire or spot awards in the next open window period following the event. MNPI is not taken into account when determining the timing and terms of any equity award. Similarly, we do not time the disclosure of MNPI for the purpose of affecting the value of executive compensation.

Compensation Committee Report

The compensation committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2025 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into, any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

Submitted by the compensation committee

Howard Rubin, Chair

Betsy McLaughlin

Richard Enthoven

Executive Compensation Tables

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our named executive officers during the fiscal years specified below.

Summary Compensation Table

The following table provides information regarding all long-term incentive equity compensation earned by our named executive officers during the 2024, 2023 and 2022 fiscal years, and all short-term incentive compensation and salary earned by our named executive officers during the 2024, 2023 and 2022 fiscal years.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Non-Equity Incentive Plan Compensation (1) (2) (3)		All Other Compensation		Total

Margi Tooth	2024	$462,500	(4)	$2,245,611	(5)	$1,363,500	(6)	$336,951	(7)	$ —		$4,408,563

Chief Executive Officer, President	2023	$358,333		$ —		$579,400	(8)	$26,861	(9)	$ —		$964,594

	2022	$300,000		$ —		$4,683,168		$ —	(10)	$ —		$4,983,168

Fawwad Qureshi	2024	$366,667	(11)	$154,024	(12)	$199,180	(13)	$232,813		$23,529	(14)	$976,212

Chief Financial Officer	2023	$81,250	(15)	$ —		$1,362,000	(16)	$25,935		$28,940	(17)	$1,498,125

	2022	$ —		$ —		$ —		$ —		$ —		$ —

John Gallagher	2024	$324,375	(18)	$ —		$1,103,370	(19)	$143,701	(20)	$ —		$1,571,447

Chief Operating Officer	2023	$287,501	(21)	$ —		$239,508	(22)	$61,785	(23)	$ —		$588,794

	2022	$ —		$ —		$ —		$ —		$ —		$ —

Brenna McGibney	2024	$295,911	(24)	$545,400	(25)	$295,307	(26)	$121,555	(27)	$2,121	(28)	$1,260,294

Chief Administrative Officer	2023	$ —		$ —		$ —		$ —		$ —		$ —

	2022	$ —		$ —		$ —		$ —		$ —		$ —

Darryl Rawlings	2024	$176,136	(29)	$136,350	(30)	$1,363,500	(31)	$27,384		$ —		$1,703,370

Former Chief Executive Officer	2023	$300,000		$ —		$ —		$21,898	(32)	$ —		$321,898

	2022	$300,000		$ —		$1,356,281		$ —	(10)	$ —		$1,656,281

Chris Kearns	2024	$276,042	(33)	$ —		$1,395,542	(34)	$126,979		$ —		$1,798,563

Former Chief Legal Officer	2023	$ —		$ —		$ —		$ —		$ —		$ —

	2022	$ —		$ —		$ —		$ —		$ —		$ —

(1)

If applicable, the amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(2)

In lieu of taking their short-term incentive award in cash, team members may convert all or a portion of their short-term incentive award into Company equity, in the form of RSUs, with a 20% premium to cash on value and subject to a two year lock-up.

(3)

For additional information regarding the non-equity incentive plan compensation, please refer to the CD&A, under the section titled “Detailed Description of Each Element of Compensation and Determination of Compensation for the 2024 Performance Year”. This column includes amounts earned for the prior fiscal year but paid the following fiscal year.

(4)	Ms. Tooth’s salary was increased to $550,000 effective August 1, 2024 in connection with her appointment as CEO.

(5)

Includes RSUs representing (i) 5,000 shares of the Company’s common stock issued in February 2024 as a spot bonus, which will vest over four years and (ii) 48,679 shares of the Company’s common stock issued in August 2024 as a spot bonus in connection with Ms. Tooth’s appointment as Chief Executive Officer, which will vest over four years.

(6)	Reflects RSUs representing 50,000 shares of the Company’s common stock issued in February 2024 in connection with 2023 performance, which will vest over two years.

(7)

For performance year 2024, Ms. Tooth earned a short-term incentive award in the amount of $336,951. Ms. Tooth converted 100% of her short-term incentive award into RSUs. Such RSUs were granted in February 2025 in the amount of 8,790 shares with an aggregate grant date fair value of $210,696.

(8)	Reflects RSUs representing 20,000 shares of the Company’s common stock issued in August 2023 in connection with 2023 performance, which will vest over four years.

(9)

For performance year 2023, Ms. Tooth earned a short-term incentive award in the amount of $21,674. Ms. Tooth converted 100% of her short-term incentive award into RSUs. Such RSUs were granted in February 2024 in the amount of 985 shares with an aggregate grant date fair value of $26,861.

(10)	For the 2022 performance year, Mr. Rawlings and Ms. Tooth each waived receipt of their earned short-term incentive award, in the amounts of $21,534 and $21,534, respectively.

(11)	Mr. Qureshi’s salary was increased to $400,000 effective May 1, 2024.

(12)

Mr. Qureshi was granted RSUs representing 5,000 shares of the Company’s common stock in February 2024 as a spot bonus, which will vest over four years and a bonus in the amount of $17,674 in connection with additional responsibilities.

(13)	Reflects RSUs representing 7,304 shares of the Company’s common stock issued in February 2024 in connection with prorated 2023 performance, which will vest over two years.

(14)	Represents $20,704 in relocation expenses and $2,825 tax gross up for such expenses.

(15)

Mr. Qureshi joined Trupanion as our Chief Financial Officer on September 25, 2023. Mr. Qureshi’s pro-rated salary for 2023 was $81,250. Mr. Qureshi became a named executive officer for the first time in 2023.

(16)	Includes RSUs representing 60,000 shares of the Company’s common stock issued in November 2023 pursuant to Mr. Qureshi’s offer letter, which will vest over four years.

(17)	Represents $17,457 in travel reimbursement and $11,483 tax gross up for such expenses.

(18)	Mr. Gallagher’s base salary was increased to $375,000 effective September 4, 2024.

(19)

Includes RSUs representing (i) 20,559 shares of the Company’s common stock issued in February 2024 in connection with 2024 performance, which will vest over two years and (ii) 13,838 shares of the Company’s common stock issued in November 2024 in connection with Mr. Gallagher’s appointment as Chief Operating Officer, which will vest over four years.

(20)

For performance year 2024, Mr. Gallagher earned an aggregate short-term incentive award in the amount of $143,701. Mr. Gallagher converted a portion of his short-term incentive award into RSUs. Such RSUs were granted in (i) May 2024 in the amount of 636 shares with an aggregate grant date fair value of $14,100 and (ii) August 2024 in the amount of 152 shares with an aggregate grant date fair value of $4,686.

(21)

Mr. Gallagher’s base salary from January 1, 2023 to February 1, 2023 was $230,000 and was increased to $260,000 on February 1, 2023 in connection with a promotion. Effective April 1, 2023 Mr. Gallagher’s salary was increased to $300,000 in connection with another promotion. Mr. Gallagher became a named executive officer for the first time in 2023.

(22)

Includes RSUs representing (i) 7,223 shares of the Company’s common stock issued in August 2023 in connection with 2023 performance, which will vest over four years, (ii) 460 shares of the Company’s common stock issued in May 2023 as a promotion bonus, which will vest over four years, and (iii) 721 shares of the Company’s common stock issued in August 2023 as a promotion bonus, which will vest over four years.

(23)

For performance year 2023, Mr. Gallagher earned a short-term incentive award in the amount of $60,754. Of that amount, Mr. Gallagher received cash in an aggregate amount of $13,332 and elected to convert the remainder of his short-term incentive awards into an aggregate of 2,207 RSUs with an aggregate grant date fair value of $48,453.

(24)

Ms. McGibney was paid CAD $406,047. The table above reflects the USD equivalent using the exchange rate as of December 31, 2024. Ms. McGibney became a named executive officer for the first time in 2024.

(25)	Ms. McGibney was granted RSUs representing 20,000 shares of the Company’s common stock in February 2024 as a spot bonus, which will vest over four years.

(26)	Reflects RSUs representing 10,829 shares of the Company’s common stock issued in February 2024 in connection with 2023 performance, which will vest over two years.

(27)

For performance year 2024, Ms. McGibney earned an aggregate short-term incentive award in the amount of $121,555. Ms. McGibney converted a portion of her short-term incentive award into RSUs. Such RSUs were granted in May 2024 in the amount of 989 shares with an aggregate grant date fair value of $24,438. Ms. McGibney was paid the remainder in CAD $139,484. The table above reflects the USD equivalent using the exchange rate as of December 31, 2024.

(28)	Includes foreign exchange-related compensation true-up.

(29)	Mr. Rawlings resigned as our CEO effective August 1, 2024.

(30)	Mr. Rawlings was granted RSUs representing 5,000 shares of the Company’s common stock in February 2024 as a spot bonus, which will vest over four years.

(31)	Reflects RSUs representing 50,000 shares of the Company’s common stock issued in February 2024 in connection with 2023 performance, which will vest over two years.

(32)

For performance year 2023, Mr. Rawlings earned a short-term incentive award in the amount of $17,644. Of that amount, Mr. Rawlings converted 100% into RSUs. Such RSUs were granted in February 2024 in the amount of 803 shares with an aggregate grant date fair value of $21,898.

(33)	Mr. Kearns was appointed Chief Legal Officer on January 31, 2024 and resigned effective April 4, 2025.

(34)

Reflects RSUs representing 51,175 shares of the Company’s common stock issued in February 2024 pursuant to Mr. Kearns’ offer letter, which were to vest over four years. At the time of his resignation, one-fourth of such shares had vested.

Grants of Plan-Based Awards

The following table sets forth information regarding the short-term incentive awards earned by our named executive officers during fiscal year 2024, and the long-term incentive awards granted to our named executive officers in fiscal year 2024.

				Estimated Future Payouts Under Non-Equity Incentive Plan (1)
Name	Award Type	Approval Date	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Margi	Annual short-term incentive award (3)			$ —	$550,000	$ —

Tooth	RSU (4)	2/27/2024	2/27/2024				985	$19,542

	RSU (5)	2/26/2024	2/27/2024				50,000	$1,363,500

	RSU (6)	2/26/2024	2/27/2024				5,000	$136,350

	RSU (7)	7/23/2024	8/19/2024				48,679	$2,109,261

Fawwad	Annual short-term incentive award (3)			$ —	$300,000	$ —

Qureshi	RSU (5)	2/26/2024	2/27/2024				7,304	$199,180

	RSU (6)	2/26/2024	2/27/2024				5,000	$136,350

John	Annual short-term incentive award (3)			$ —	$281,250	$ —

Gallagher	RSU (4)	2/27/2024	2/27/2024				757	$15,019

	RSU (5)	2/26/2024	2/27/2024				20,559	$560,644

	RSU (4)	5/13/2024	5/13/2024				636	$14,100

	RSU (4)	8/19/2024	8/19/2024				152	$4,686

	RSU (7)	10/22/2024	11/12/2024				13,838	$542,726

Brenna	Annual short-term incentive award (3)			$ —	$150,000	$ —

McGibney	RSU (4)	2/27/2024	2/27/2024				786	$16,844

	RSU (5)	2/26/2024	2/27/2024				10,829	$295,307

	RSU (6)	2/26/2024	2/27/2024				20,000	$545,400

	RSU (4)	5/13/2024	5/13/2024				989	$24,438

Darryl	Annual short-term incentive award (3)			$ —	$120,000	$ —

Rawlings	RSU (4)	2/27/2024	2/27/2024				803	$15,932

	RSU (5)	2/26/2024	2/27/2024				50,000	$1,363,500

	RSU (6)	2/26/2024	2/27/2024				5,000	$136,350

Chris	Annual short-term incentive award (3)			$ —	$150,000	$ —

Kearns	RSU (8)	2/29/2024	2/27/2024				51,175	$1,395,542

(1)

The amounts in these columns represent the threshold, target and maximum amounts of cash that might have become payable to each named executive officer as a short-term incentive award. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a two-year lock-up.

(2)

The amounts represent the aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a summary of the assumptions we apply in calculating these amounts.

(3)

These rows represent possible payouts pursuant to the annual short-term incentive awards. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a two-year lock-up.

(4)

Represents a portion of a short-term incentive award paid in the form of fully-vested RSUs with a 20% premium to the cash value, based on a volume-weighted average market price, and subject to a two-year lock-up.

(5)	Reflects the long-term incentive awards received in the form of RSUs, which vests as to 1/8th of the award quarterly, subject to the recipient being a service provider through each vesting date.
(6)

Reflects a spot bonus paid in RSUs, which vests as to 1/4th on the approximate one year anniversary of the date of grant and then 1/16th quarterly thereafter, subject to the recipient being a service provider through each vesting date.

(7)

Reflects a promotion grant received in the form of RSUs, which vests as to 1/4th on the approximate one year anniversary of the date of grant and then 1/16th quarterly thereafter, subject to the named executive officer being a service provider through each vesting date.

(8)

Reflects RSUs representing 51,175 shares of the Company’s common stock issued in February 2024 pursuant to Mr. Kearns’ offer letter, which were to vest over four years. At the time of his resignation on April 4, 2025, one-fourth of such shares had vested.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options and RSUs held by our named executive officers as of December 31, 2024.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Options Total Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)

Margi Tooth	8/19/2024	(2)						48,679	$2,346,328

	2/27/2024	(3)						5,000	$241,000

	2/27/2024	(4)						31,250	$1,506,250

	8/14/2023	(5)						13,750	$662,750

	2/28/2022	(6)						16,328	$787,010

	2/22/2021	(7)						2,927	$141,081

	5/4/2017	(8)	23,448	23,448	—	$17.97	5/4/2027

	12/21/2015	(9)	40,000	40,000	—	$8.93	12/21/2025

	7/24/2015	(10)	19,200	200	—	$7.78	7/24/2025
Fawwad Qureshi	2/27/2024	(3)						5,000	$241,000

	2/27/2024	(4)						4,565	$220,033

	11/13/2023	(11)						45,000	$2,169,000

John Gallagher	11/12/2024	(12)						13,838	$666,992

	2/27/2024	(4)						12,850	$619,370

	8/14/2023	(5)						4,966	$239,361

	8/14/2023	(5)						495	$23,859

	5/15/2023	(13)						288	$13,882

	2/28/2022	(6)						3,673	$177,039

	2/22/2021	(7)						816	$39,331

	2/22/2021	(7)						19	$916
Brenna McGibney	2/27/2024	(3)						20,000	$964,000

	2/27/2024	(4)						6,769	$326,266

	8/14/2023	(5)						3,719	$179,256

	8/14/2023	(5)						298	$14,364

	5/15/2023	(13)						173	$8,339

	2/27/2023	(14)						279	$13,448

	8/12/2022	(15)						1,636	$78,855

Darryl Rawlings	2/27/2024	(3)						5,000	$241,000

	2/27/2024	(4)						31,250	$1,506,250

	2/28/2022	(6)						4,729	$227,938

	2/22/2021	(7)						2,738	$131,972

	5/4/2017	(8)	23,448	3,448	—	$17.97	5/4/2027

	8/8/2016	(16)	50,000	2,000	—	$14.95	8/8/2026

Chris Kearns	2/27/2024	(17)						51,175	$2,466,635

(1)

Value is calculated by multiplying the number of RSUs or restricted stock awards that have not vested by the closing market price of our stock ($48.20) as of the close of trading on December 31, 2024 (the last trading day of the fiscal year).

(2)	RSUs will vest as to 1/4th of the shares on August 22, 2025 and 1/16th vests each quarter thereafter.

(3)	RSUs vested as to 1/4th of the shares on February 22, 2025 and 1/16th vests each quarter thereafter.

(4)	RSUs vested as to 1/8th of the shares on May 22, 2024 and 1/8th vests each quarter thereafter.

(5)	RSUs vested as to 1/4th of the shares on August 25, 2024 and 1/16th vests each quarter thereafter.

(6)	RSUs vested as to 1/4th of the shares on February 25, 2023 and 1/16th vests each quarter thereafter.

(7)	RSUs vested as to 1/4th of the shares on February 25, 2022 and 1/16th vests each quarter thereafter.

(8)	Stock option vested as to 1/4th of the shares underlying this option on May 4, 2018 and 1/48th vested monthly thereafter.

(9)	Stock option vested as to 1/4th of the shares underlying this option on January 7, 2017 and 1/48th vested monthly thereafter.

(10)	Stock option vested as to 1/4th of the shares underlying this option on July 24, 2016 and 1/48th vested monthly thereafter.

(11)	RSUs vested as to 1/4th of the shares on November 25, 2024 and 1/16th vests each quarter thereafter.

(12)	RSUs will vest as to 1/4th of the shares on November 22, 2025 and 1/16th vests each quarter thereafter.

(13)	RSUs vested as to 1/4th of the shares on May 25, 2024 and 1/16th vests each quarter thereafter.

(14)	RSUs vested as to as to 1/4th of the shares on February 25, 2024 and 1/16th vests each quarter thereafter.

(15)	RSUs vested as to as to 1/4th of the shares on August 25, 2023 and 1/16th vests each quarter thereafter.

(16)	Stock option vested as to 1/4th of the shares underlying this option on August 8, 2017 and 1/48th vested monthly thereafter.

(17)	RSUs vested as to 1/4th of the shares on February 22, 2025. Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Option Exercises and Stock Vested Table

The following table provides information regarding stock options exercised, restricted stock and RSUs vested which were held by our named executive officers during fiscal year 2024.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Margi Tooth	4/3/2020			2,172	$49,956

	2/22/2021			11,707	$444,992

	2/28/2022			13,063	$496,534

	8/14/2023			6,250	$299,975

	2/27/2024			19,735	$827,986

	11/7/2014	7,500	$299,590

Fawwad Qureshi	11/13/2023			15,000	$801,900

	2/27/2024			2,739	$117,028

John Gallagher	4/3/2020			216	$4,968

	5/11/2020			49	$1,276

	2/22/2021			3,337	$126,855

	2/28/2022			2,938	$111,667

	5/15/2023			172	$6,185

	8/14/2023			2,483	$119,170

	2/27/2024			8,466	$350,037

	5/13/2024			636	$19,570

	8/19/2024			152	$6,586

Brenna McGibney	8/12/2022			934	$35,495

	2/27/2023			216	$6,823

	5/15/2023			104	$3,728

	8/14/2023			1,827	$87,686

	2/27/2024			4,846	$194,907

	5/13/2024			989	$30,432

Darryl Rawlings	4/3/2020			2,098	$48,254

	2/22/2021			10,951	$416,257

	2/28/2022			3,783	$143,801

	2/27/2024			19,553	$823,023

Termination of Employment and Change of Control Payments Table

The following discussion and table summarize the compensation that would have been payable to each named executive officer under the various scenarios assuming the triggering event occurred at the close of business on December 31, 2024 using a price per share of our common stock equal to the closing market price on the NASDAQ Stock Market as of such date. The payments summarized in the following table are governed by the various agreements and arrangements described in “Part 6. Other Compensation Policies and Practices” of the CD&A above.

No special payments are due if any of the named executive officers terminates his employment voluntarily or is terminated for cause. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in their 401(k) Plan account. We do not accrue vacation pay for the named executive officers or other senior officers. On the same basis as we provide benefits to all of our employees, the named executive officers have life insurance and disability benefits.

The actual amounts to be paid to and the value of stock options, restricted stock, and RSUs held by a named executive officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Name and Termination Event		Severance Payment (1)(2)	Accelerated Restricted Stock Awards and Restricted Stock Units (3)	Continued Benefit Plan Coverage (4)	Total
Margi Tooth

Termination without Cause		$611,951	$ —	$1,017	$612,968

After Change of Control, Termination without Cause	(5)	$611,951	$5,684,419	$ —	$6,296,370

Fawwad Qureshi

Termination without Cause	(6)	$432,813	$ —	$6,103	$438,915

After Change of Control, Termination without Cause	(5)	$432,813	$2,630,033	$ —	$3,062,846

John Gallagher

Termination without Cause		$273,509	$ —	$1,017	$274,526

After Change of Control, Termination without Cause	(5)	$331,201	$1,780,749	$ —	$2,111,950

Brenna McGibney

Termination without Cause		$156,171	$ —	$32	$156,203

After Change of Control, Termination without Cause	(5)	$271,555	$1,584,527	$ —	$1,856,082

Darryl Rawlings

Termination without Cause		$177,384	$ —	$636	$178,020

After Change of Control, Termination without Cause	(5)	$177,384	$2,107,159	$ —	$2,284,543

Chris Kearns	(7)

Termination without Cause		$138,518	$ —	$767	$139,285

After Change of Control, Termination without Cause	(5)	$276,979	$2,466,635	$ —	$2,743,614

(1)

Under our Employee Severance and Change in Control Plan (our Severance Plan), in the event the executive is terminated without cause and not in connection with a change in control, the executive is entitled to a lump sum payment equal to the executive’s salary for a minimum of two weeks with an additional two weeks for each completed year of employment up to a maximum of 26 weeks, plus their earned but unpaid bonuses. Under our Severance Plan, in the event the executive is terminated without cause within three months prior or 12 months following a change of control, the executive is entitled to a payment equal to six months of the greater of (i) the executive’s salary and (ii) the executive’s base salary in effect when the change in control first occurred plus, for each full calendar quarter prior to the date of termination, any bonuses earned by the executive but unpaid as of the date of termination. This table reflects salaries of our named executive officers as of December 31, 2024 (other than Mr. Rawlings who resigned as our Chief Executive Officer as of August 1, 2024).

(2)	The amounts shown in this column are the salary and bonus cash severance amounts due under our Severance Plan for a termination without cause and are based on earned 2024 short-term incentive awards.

(3)

All unvested restricted stock awards and RSUs vest in full if the named executive officer is terminated without cause three months prior to or 12 months following a change in control. The amounts shown in this column reflect the value of the named executive officer’s unvested restricted stock awards and/or RSUs with vesting accelerated in full as of December 31, 2024. The value of the unvested restricted stock awards and/or RSUs held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $48.20 per share to determine market value, which was the closing market price of our common stock as reported by the NASDAQ Stock Market on December 31, 2024, the last trading day of the year.

(4)	The amounts shown in this column reflect the one-month cost of group medical, dental and vision insurance benefits based on the monthly cost for the applicable coverage level.

(5)

A change of control is defined as the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Trupanion representing more than 50% of the total voting power represented by Trupanion’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than 50% of the total voting power of the securities of Trupanion will not be considered a Change in Control; (b) the consummation of the sale or disposition by Trupanion of all or substantially all of Trupanion’s assets; (c) the consummation of a merger or consolidation of Trupanion with any other corporation, other than a merger or consolidation which would result in the voting securities of Trupanion outstanding immediately prior thereto continuing to represent ( either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of Trupanion or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code wherein the stockholders of Trupanion give up all of their equity interest in Trupanion (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Trupanion); or (e) a change in the effective control of Trupanion that occurs on the date that a majority of members of the Board is replaced during any 12 month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of Trupanion, the acquisition of additional control of Trupanion by the same Person will not be considered a Change in Control. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Trupanion.

(6)

Pursuant to Mr. Qureshi’s offer letter, in the event Mr. Qureshi is terminated without cause and not in connection with a change in control, Mr. Qureshi is entitled to a lump sum payment equal to his salary for 26 weeks, plus his earned but unpaid bonuses. In addition, Mr. Qureshi is entitled to reimbursement for the cost of his COBRA premiums during the six months following his termination (or, in our sole discretion, a lump sum payment equal to six months of estimated COBRA premiums), less required tax withholding.

(7)	Mr. Kearns resigned as our Chief Legal Officer effective April 4, 2025.

Narrative Discussion to Termination of Employment and Change of Control Payment Table

Please see the above discussion regarding our Severance Policy and Change of Control Policy under the CD&A in the section titled “Severance and Change-in-Control Protection”. In addition, our equity incentive plans generally provide that upon termination of employment, other than for Cause, death, or permanent and total disability, outstanding stock options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause, as defined in the applicable equity incentive plan, the participant has no right to exercise such option on or after the effective date of such termination.

Under our equity incentive plans, if a change in control occurs and the outstanding equity is not substituted or assumed by the successor entity, then such equity would vest in full and each participant would have the opportunity to exercise their equity in full, including any portion not then vested. We believe that acceleration of vesting of options, restricted stock awards, and RSUs is appropriate when the stock option, restricted stock award, or restricted stock unit are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.

Our option agreements generally provide that if the holder’s employment is terminated due to death or disability, no additional vesting shall occur and the participant has 12 months to exercise the option or, if earlier, until the option expires.

Our restricted stock unit agreements generally provide that upon a termination of service for any reason, all unvested RSUs will be forfeited and all rights of participation in such RSUs will immediately terminate.

Pay Ratio

For fiscal year 2024:

•	the annual total compensation, calculated as described below, of our Chief Executive Officer, Margi Tooth, was $4,776,913; and

•

the estimated median of the annual total compensation of all employees of our Company, other than Margi Tooth and Darryl Rawlings, who each served as our Chief Executive Officer in 2024, calculated as described below was $95,548.

Both Mr. Rawlings and Ms. Tooth served as our Chief Executive Officer in 2024 and Ms. Tooth was serving in such role as of December 31, 2024, the date we used to determine the median employee. In order to determine the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual compensation of all employees, we annualized Ms. Tooth’s base salary and non-equity incentive compensation as Chief Executive Officer and added the value of long-term incentive compensation granted to Ms. Tooth in 2024. We also included the value of RSUs granted to Ms. Tooth in 2024 but earned in 2023. Based on this information, for 2024 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual compensation of all employees was 50:1.

To determine the median employee as of December 31, 2024, we used the total base earnings, bonuses earned, and the grant date fair value of equity granted in 2024 for all employees, full-time and part–time who were employed as of December 31, 2024 (excluding Mr. Rawlings and Ms. Tooth). We excluded independent contractors, as they are not employees. We also excluded fifteen employees located in Czechia, fourteen employees located in Germany, three employees located in Poland, three employees located in Belgium, and two employees located in Switzerland, who collectively, represent less than 5% of our workforce of 1,095 employees worldwide.

The 2023 annual bonus (for certain executives) and the 2023 fourth quarter bonus for eligible employees were included as they were paid out in 2024. We did not include the 2024 annual bonus (for certain executives) nor the December 2024 bonus for eligible employees, as these were paid in 2025.

For employees hired throughout the year, we annualized earnings based on amounts paid during the portion of 2024 in which they were employed.

With the factors noted above, we identified the median role.

We then annualized the total compensation set forth in the summary compensation table for Ms. Tooth, added to it the amounts we pay on behalf of Ms. Tooth pursuant to benefits programs that are available on a non-discriminatory basis to all our employees, including health, life and disability insurance premiums, child care at our headquarters, and enrollment of employee pets in our Trupanion medical insurance policy (Non-discriminatory Benefits) and compared that amount to the total compensation paid in 2024 for the identified role, which also included the Non-discriminatory Benefits paid out for the identified role. For the identified role and Ms. Tooth, we included the applicable 2023 bonus which was paid in 2024 but did not include the December 2024 bonus which was paid in 2025. This determined the ratio set forth above.

In identifying the median employee under SEC rules, companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to Mr. Rawlings and Ms. Tooth, who each served as our Chief Executive Officer during 2024, and to our other named executive officers and certain company financial performance metrics. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please refer to the Compensation Discussion and Analysis section of this proxy statement.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year (1)	SCT Total Compensation For CEO		Compensation Actually Paid to CEO (2)		Average SCT Total Compensation for Other NEOs	Average Compensation Actually Paid to Other NEOs (2)	Cumulative TSR	Peer Group Cumulative TSR (3)	Net Income	Company Selected Measure – Adjusted Operating Income (4)
	Darryl Rawlings	Margi Tooth	Darryl Rawlings	Margi Tooth

2024	$1,703,370	$4,408,563	$2,978,754	$6,556,782	$1,401,629	$2,399,235	$131.12	$188.76	$(9,633,000)	$114,468,000

2023	$321,898	N/A	$(231,457)	N/A	$705,736	$252,893	$83.00	$176.19	$(44,693,000)	$83,545,000

2022	$1,656,281	N/A	$(4,037,132)	N/A	$3,470,294	$(1,316,756)	$129.30	$105.70	$(44,672,000)	$89,255,000

2021	$4,962,422	N/A	$5,890,091	N/A	$3,953,082	$4,603,908	$359.17	$175.96	$(35,530,000)	$78,454,000

2020	$1,160,767	N/A	$6,273,363	N/A	$1,249,292	$6,331,960	$325.65	$138.58	$(5,840,000)	$57,107,000

(1)
The CEO and other NEOs for the indicated years were as follows: (i) for 2024, our CEOs were Darryl Rawlings and Margi Tooth, and our other NEOs were Fawwad Qureshi, John Gallagher, Chris Kearns, and Brenna McGibney, (ii) for 2023, our CEO was Mr. Rawlings, and our other NEOs were Mr. Qureshi, Wei Li, Drew Wolff, Ms. Tooth, Mr. Gallagher, and Dr. Steve Weinrauch, (iii) for 2022, our CEO was Mr. Rawlings, and our other NEOs were Mr. Wolff, Ms. Tooth, Tricia Plouf, and Emily Dreyer, (iv) for 2021, our CEO was Mr. Rawlings, and our other NEOs were Mr. Wolff, Ms. Tooth, Ms. Plouf, and Gavin Friedman, and (v) for 2020, our CEO was Mr. Rawlings, and our other NEOs were Ms. Plouf, Ms. Tooth, Mr. Friedman, and Asher Bearman.

(2)
Amounts reported in this column are based on total compensation reported for our CEO and other NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with our methodology used for financial reporting purposes.

Year	Executive(s)	Summary Compensation Table Total	Subtract Stock Awards	Add Year- End Equity Value (i)	Change in Value of Prior Equity Awards	Add Change in Value of Vested Equity Awards	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions	Compensation Actually Paid

2024	Mr. Rawlings	$1,703,370	$(1,499,850)	$2,548,375	$132,091	$94,767	$ —	$2,978,754
	Ms. Tooth	$4,408,563	$(3,609,111)	$4,894,703	$583,858	$278,769	$ —	$6,556,782
	Other NEOs	$1,401,629	$(923,206)	$1,531,048	$271,373	$118,391	$ —	$2,399,235

2023	CEO	$321,898	$ —	$ —	$(268,695)	$(284,660)	$ —	$(231,457)

	Other NEOs	$705,736	$(418,688)	$605,318	$(507,704)	$(131,770)	$ —	$252,893
2022	CEO	$1,656,281	$(1,356,281)	$719,224	$(3,095,658)	$(1,960,698)	$ —	$(4,037,131)
	Other NEOs	$3,470,294	$(3,169,003)	$1,680,494	$(2,038,922)	$(1,259,619)	$ —	$(1,316,756)

2021	CEO	$4,962,422	$(4,623,067)	$5,788,691	$340,352	$(578,307)	$ —	$5,890,092

	Other NEOs	$3,953,082	$(3,635,556)	$4,529,917	$376,093	$(619,628)	$—	$4,603,908

2020	CEO	$1,160,767	$(822,367)	$4,018,186	$1,719,513	$197,264	$ —	$6,273,363
	Other NEOs	$1,249,292	$(907,511)	$4,434,208	$1,821,721	$(265,751)	$ —	$6,331,960

i.
With the exception of named executive officers, the Company issued short-term incentive awards (cash bonuses) to its team members on a monthly basis. In lieu of taking their full cash bonus amount, team members may elect to convert all or a portion of their cash bonus into equity, in the form of RSUs, with a 20% premium to cash on value, fully vested on grant date and subject to a two year lock-up.
To avoid double counting, the average grant date fair value of RSUs granted pursuant to certain named executive officers electing to convert their cash bonus into RSUs is excluded from the column in this table for each covered fiscal year.

(3)	The Company used the NASDAQ-100 Tech Peer Group Cumulative TSR for each covered fiscal year.

(4)
In accordance with SEC rules, we are required to include in the Pay versus Performance table the “most important” financial measure (as determined by us) used to link compensation actually paid to our Chief Executive Officer and to our other named executive officers to our performance for the most recently completed fiscal year. We determined adjusted operating income, which is a measure included in our incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table.

Description of the Relationship Between Compensation Actually Paid to Our Named Executive Officers and Company Performance
The charts below describe the relationship between compensation actually paid to our Chief Executive Officers and to our other named executives officers (as calculated above) and our financial and stock performance for the indicated years. In addition, the first table below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

The Company’s Most Important Financial Performance Measures
The items listed below represent the most important financial metrics used to link the compensation actually paid to our Chief Executive Officers and other named executive officers to company performance for the 2024 fiscal year. Please refer to the CD&A sections titled “
Detailed Description of Each Element of Compensation and Determination of Compensation
for
the 2024 Performance Year
” and “
Discussion on Key Performance Metrics
” for a description of the metrics below.

Short-term Incentive Awards	• Adjusted Operating Income • Adjusted Operating Margin
Long-term Incentive Awards	• Growth of Intrinsic Value per Share

Equity Compensation Plan Information

The following table presents information as of December 31, 2024 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	1,316,894	$14.2982	(1)	3,432,507

Equity compensation plans not approved by security holders	—	—		—

Total		—		3,432,507

(1)	The weighted average exercise price relates solely to outstanding stock option shares since shares of RSUs have no exercise price.

2007 Equity Compensation Plan

Our Board of Directors and stockholders adopted our 2007 Equity Compensation Plan (2007 Prior Plan) in December 2008. The 2007 Prior Plan provided for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock and stock bonuses and the award of RSUs. The maximum permitted term of options granted under our 2007 Prior Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, owned stock representing more than 10% of the voting power of all classes of our stock, is five years. In the event of our merger or consolidation, the 2007 Prior Plan provides that, unless the applicable award agreement provides otherwise, if awards are not assumed or substituted in connection with the merger or consolidation, then the vesting and exercisability of such awards will accelerate in full, followed by termination of any unexercised awards. We ceased issuing awards under the 2007 Prior Plan upon the implementation of our 2014 Equity Compensation Plan (2014 Prior Plan). As a result, the 2007 Prior Plan terminated and we no longer grant options under the 2007 Prior Plan. However, outstanding awards granted under the 2007 Prior Plan will continue to be governed by the terms of the 2007 Prior Plan. Options and restricted stock granted under the 2007 Prior Plan have similar terms to those described below with respect to such awards under our 2024 Incentive Plan (2024 Plan).

2014 Equity Incentive Plan

Our Board of Directors and stockholders adopted our 2014 Prior Plan in June 2014, it became effective July 17, 2014 and serves as the successor to our 2007 Prior Plan. The 2014 Prior Plan authorized the award of stock options, RSAs, SARs, RSUs, performance awards and stock bonuses. If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed, substituted or replaced by the successor company. Outstanding awards that are not assumed, substituted or replaced should accelerate in full and expire upon the merger or consolidation.

We ceased issuing awards under the 2014 Prior Plan upon the implementation of our 2024 Plan. As a result, the 2014 Prior Plan terminated and we no longer grant awards under the 2014 Prior Plan. However, outstanding awards granted under the 2014 Prior Plan will continue to be governed by the terms of the 2014 Prior Plan. Stock options, restricted stock awards (RSAs), SARs, RSUs, performance awards and stock bonuses granted under the 2014 Prior Plan have similar terms to those described below with respect to such awards under our 2024 Plan.

2024 Equity Incentive Plan

Our Board of Directors and stockholders adopted our 2024 Plan in June 2024, it became effective June 7, 2024 and serves as the successor to our 2014 Prior Plan. The aggregate number of shares issuable under the 2024 Plan is equal to the sum of (a) any reserved shares not issued or subject to outstanding grants under our 2014 Prior Plan, (b) shares that are subject to outstanding stock options or other awards granted under the 2014 Prior Plan that cease to be subject to such stock options or other awards by forfeiture, (c) shares issued under the 2014 Prior Plan that we repurchase at the original issue price and (d) shares that are subject to stock options or other awards under the 2014 Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award. The aggregate number of shares available for issuance under the 2024 EIP. Consequently, the shares to be made available under the 2024 Plan reflects the number of shares available under the 2014 Prior Plan as of the date of the 2024 Annual Meeting.

Our 2024 Plan authorizes the award of stock options, RSAs, SARs, RSUs, performance awards and stock bonuses and is administered by our compensation committee, all of the members are “independent” under NASDAQ rules and “non-employee directors” under Rules 16b-3 under the Exchange Act, or by our Board of Directors acting in place of our compensation committee. Our compensation committee has the authority to construe and interpret our 2024 Plan, grant awards and make all other determinations necessary or advisable for the administration of our 2024 Plan.

Our 2024 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the employees, directors, consultants, independent contractors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

In general, options granted to employees under our 2024 Plan vest over a four-year period, with 1/4th of the total shares issuable on exercise of the options vesting on the one year anniversary of the vesting commencement date and 1/48th of the total shares issuable on exercise of the options vesting each month thereafter, subject to the employee’s continued service to us. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2024 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, own stock representing more than 10% of the voting power of all classes of our stock, is five years.

An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA would be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting would cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based on the difference between the fair market value of our common stock on the date of exercise and the stated exercise price, up to a maximum amount of cash or number of shares. SARs may vest based on time or the achievement of performance conditions.

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve the performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we would deliver to the holder of the RSU whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

In general, RSUs granted to employees as long-term incentives under our 2024 Plan vest quarterly over a two-year period. RSUs granted in connection with new hires, spot grants, and promotion grants generally vest over a four-year period, with 1/4th of the award settling on the one year anniversary of the vesting commencement date and the remainder settling in equal quarterly installments.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuing the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.

Stock bonuses may be granted as additional compensation for service or performance and, therefore, may not be issued in exchange for cash.

Subject to the terms of our 2024 Plan, the administrator has the authority to re-price any outstanding option or SAR, cancel and re-grant any outstanding option or SAR in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a re-pricing under generally accepted accounting principles, with the consent of any adversely affected participant.

In the event there is a specified type of change in our capital structure without receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2024 Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our 2024 Plan.

Awards granted under our 2024 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2024 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or disability, or such shorter or longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed, substituted or replaced by the successor company. Outstanding awards that are not assumed, substituted or replaced should accelerate in full and expire upon the merger or consolidation.

Our 2024 Plan will terminate ten years from the date our Board of Directors approved the plan, or April 23, 2034, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our 2024 Plan at any time. If our Board of Directors amends our 2024 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 16, 2025, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 42,776,104 shares of our common stock outstanding on April 16, 2025. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of April 16, 2025 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108.

Name of Beneficial Owner		Number of Shares Beneficially Owned	Percentage

5% or Greater Stockholders:

BlackRock, Inc.	(1)	5,173,511	12.09%

Capital World Investors	(2)	4,020,416	9.39%

The Vanguard Group	(3)	3,641,306	8.51%

Aflac Incorporated	(4)	3,636,364	8.50%

Nielsen Capital Management	(5)	2,904,432	6.78%

Wellington Management Group	(6)	2,200,537	5.14%

Directors and Executive Officers:

Darryl Rawlings	(7)	1,494,435	3.49%

Max Broden	(8)	8,571	*

Jackie Davidson	(9)	16,564	*

Paulette Dodson	(10)	8,526	*

Richard Enthoven	(11)	485	*

Murray Low	(12)	168,913	*

Betsy McLaughlin	(13)	10,635	*

Howard Rubin	(14)	231,274	*

Margaret Tooth	(15)	193,530	*

John Gallagher	(16)	32,706	*

Brenna McGibney	(17)	8,871	*

Fawwad Qureshi	(18)	10,222	*

Chris Kearns	(19)	8,159	*

All Officers and Directors as a Group (15 persons)	(20)	2,329,417	5.42%

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

(1) BlackRock, Inc.: Based solely on the Schedule 13G/A filed by BlackRock, Inc. on November 8, 2024. Consists of 5,104,239 shares over which BlackRock, Inc. has sole voting power and 5,173,511 shares over which BlackRock, Inc. has sole dispositive power. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2) Capital World Investors: Based solely on the Schedule 13G/A filed by Capital World Investors on February 9, 2024. Consists of 4,020,416 shares over which Capital World Investors has sole voting power and sole dispositive power. The principal business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(3) The Vanguard Group: Based solely on the Schedule 13G/A filed by The Vanguard Group on February 13, 2024. Consists of 73,701 shares over which The Vanguard Group has shared voting power, 3,532,249 shares over which The Vanguard Group has sole dispositive power, and 109,057 shares over which The Vanguard Group has shared dispositive power. The principal business address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(4) Aflac Incorporated: Based solely on the Schedule 13G/A filed by Aflac Incorporated on November 20, 2020 and company records. Consists of 3,636,364 shares over which Aflac Incorporated has sole voting power and sole dispositive power. The principal business address of Aflac Incorporated is 1932 Wynnton Road, Columbus, GA 31999.

(5) Nielsen Capital Management: Based solely on the Schedule 13G/A filed by Ole Nielsen (Nielsen), NCMH ApS (NCMH) and Nielsen Capital Management Fondsmæglerselskab A/S (NCMF and together with Nielsen and NCMH, Nielsen Capital Management) on March 5, 2024. Nielsen Capital Management reported that, as of March 5, 2024, Nielsen may be deemed to beneficially own 2,904,432 shares of Common Stock, comprised of (1) 1,550 shares held jointly by Mr./Nielsen and his spouse, (2)/10,952 shares held by NCMH, (3)/59,231 shares held by an entity of which Mr./Nielsen serves as CEO with investment and voting power over the securities held by the entity, (4)/2,157,089 shares held by various funds for which NCMF serves as advisor, and (5) 675,610 shares held by various funds (other than Investin) for which NCMF serves as an advisor. NCMF is an investment advisor based in Denmark and registered with the Danish Financial Supervisory Authority. NCMF furnishes investment advice to and manages certain investment funds, and Ole Nielson serves as CEO of NCMF. In its role as advisor, NCMF may be deemed the beneficial owner of (1) 2,157,089 shares held by Investin and (2) an aggregate of 675,610 shares of Common Stock held by funds other than Investin, in each case, as it may have or share voting and/or investment power with respect to such shares. Other than Investin, none of such funds individually holds more than 5% of the shares of Common Stock. NCMH owns 100% of NCMF, and Ole Nielsen indirectly owns 100% of NCMH. Mr. Nielsen also serves as CEO of NCMH. NCMH holds directly 10,952 shares of Common Stock and may also be deemed to beneficially own (1) the 2,157,089 shares held by Investin which is managed by NCMF and (2) an aggregate of 675,610 shares of Common Stock held by funds, other than Investin, managed by NCMF. Investin is a sub-fund in the umbrella fund Kapitalforeningen Investin Pro. Kapitalforeningen Investin Pro is an alternative investment fund and is registered with the Danish Financial Supervisory Authority. Investin holds directly 2,157,089 shares of Common Stock. NCMF serves as an advisor to Investin and has a discretionary fund management agreement with Investin, pursuant to which NCMF, at its discretion, can trade shares on behalf of Investin. The principal business address of Nielsen Capital Management is Eriksholmvej 40, 4390 Vipperoed, Denmark.

(6) Wellington Management Group LLP: Based solely on the Schedule 13G/A jointly filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP on February 10, 2025. Wellington Management Group LLP has shared dispositive power over 2,200,439 shares and has shared voting power over 1,877,788 shares. The principal business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(7) Darryl Rawlings: Consists of (i) 623,671 shares held by Mr. Rawlings; (ii) 857,809 shares held by Kuyashii Primary Equities LLC; (iii) 5,448 shares underlying options to purchase common stock that are exercisable within 60 days of April 16, 2025; and (iv) 7,507 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Mr. Rawlings. Kuyashii Primary Equities LLC is a wholly owned subsidiary of Kuyashii, LLC, of which Mr. Rawlings and his spouse are sole members, and as such, Mr. Rawlings holds sole voting and investment power over these shares. Mr. Rawlings’ holdings exclude an aggregate of 200,000 shares held by Rawlings GST Trust dated March 1, 2012 (GST Trust). Murray Low, a member of our Board of Directors, is the trustee of the GST Trust and Rawlings GST Non-Exempt Trust FBO (Trust Beneficiaries) are the beneficiaries of the GST Trust. Mr. Rawlings’ children are beneficiaries of the Trust Beneficiaries.

(8) Max Broden: Consists of 8,571 shares held by Mr. Broden.

(9) Jacqueline Davidson: Consists of 16,564 shares held by Ms. Davidson, of which 1,000 are shares held in the name Jacqueline L Davidson & Stewart P Davidson.

(10) Paulette Dodson: Consists of 8,526 shares held by Ms. Dodson.

(11) Richard Enthoven: Consists of 485 shares held by Mr. Enthoven.

(12) Murray Low: Consists of (i) 10,540 shares held by Dr. Low; (ii) 120,781 shares held by Murray B. Low Revocable Trust U/A 3-9-2018, Murray B. Low, Trustee, of which Dr. Low’s children are beneficiaries; and (iii) 37,592 shares underlying options to purchase common stock that are exercisable within 60 days of April 16, 2025 held by Dr. Low.

(13) Betsy McLaughlin: Consists of 10,635 shares held by Ms. McLaughlin.

(14) Howard Rubin: Consists of (i) 231,110 shares held by Mr. Rubin; and (ii)164 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Mr. Rubin.

(15) Margaret Tooth: Consists of (i) 118,784 shares held by Ms. Tooth; (ii) 63,668 shares underlying options to purchase common stock that are exercisable within 60 days of April 16, 2025; and (iii) 11,078 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Ms. Tooth.

(16) John Gallagher: Consists of (i) 25,549 shares held by Mr. Gallagher; and (ii) 7,157 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Mr. Gallagher.

(17) Brenna McGibney: Consists of (i) 3,738 shares held by Ms. McGibney; and (ii) 5,133 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Ms. McGibney.

(18) Fawwad Qureshi: Consists of 10,222 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025 held by Mr. Qureshi.

(19) Chris Kearns: Consists of 8,159 shares held by Mr. Kearns. Mr. Kearns was appointed Chief Legal Officer on January 31, 2024 and resigned effective April 4, 2025.

(20) All Officers and Directors as a Group: Consists of (i) 2,133,917 shares held by our directors and executive officers as a group; (ii) 138,656 shares underlying options to purchase common stock that are exercisable within 60 days of April 16, 2025 held by our directors and executive officers as a group; and (iii) 56,844 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 16, 2025, held by our directors and executive officers as a group.

Certain Relationships and Related Party Transactions

Other than as disclosed below, from January 1, 2024 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under the sections titled “Non-Employee Director Compensation — 2024 Non-Employee Director Compensation Table” and “Executive Compensation Tables — Summary Compensation Table”.

Consulting Arrangements

In 2024, following his resignation as an employee, we entered into our standard consulting agreement with Darryl Rawlings, our former Chief Executive Officer and current director, regarding services in connection with our pet food initiative. Pursuant to the consulting agreement, Mr. Rawlings is paid a consulting fee of $200,000 per annum, payable pro rata monthly. In addition, as a consultant and a member of our Board of Directors, Mr. Rawlings is eligible to receive equity awards from time to time, as well as other remuneration, in each case as determined by the compensation committee. The consulting agreement has an initial one-year term but will automatically renew for successive one-year terms unless we or Mr. Rawlings terminate the agreement. The consulting agreement may be terminated by Mr. Rawlings at any time and we may terminate the consulting agreement upon 10-days prior notice to Mr. Rawlings. For the year ended December 31, 2024, we paid an aggregate amount of $83,333 to Mr. Rawlings pursuant to the consulting agreement.

David Rawlings, the father of Darryl Rawlings, our former Chief Executive Officer and current director, has provided services to us as an independent contractor through his role as one of our Territory Partners. David Rawlings also sold certain territories to other Territory Partners, including his son David Rawlings, Jr., pursuant to Assignment and Assumption Agreements that require us to continue to pay David Rawlings a portion of the proceeds payable with respect to those territories. For the year ended December 31, 2024, we paid an aggregate amount of approximately CAN$228,351 to David Rawlings Sr.

David Rawlings, Jr., the brother of Darryl Rawlings, our former Chief Executive Officer and current director, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2024, we paid David Rawlings, Jr., approximately CAN$97,178 in fees for his services as a Territory Partner (excluding amounts paid to his father pursuant to their Assignment and Assumption Agreement) and in the same manner as we compensate other Territory Partners.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Additional Information

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our Bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108, our principal executive offices.

To be timely for our Company’s 2026 Annual Meeting of Stockholders, a stockholder’s proposal must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 26, 2026 and not later than the close of business on March 28, 2026. A stockholder’s proposal to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our Bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2026 Annual Meeting of stockholders must be received by us not later than January 2, 2026 in order to be considered for inclusion in our proxy materials for that meeting. If the date of our 2026 Annual Meeting of stockholders is changed by more than 30 days from the anniversary date of this year’s Annual Meeting of stockholders, then the deadline to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for our 2026 Annual Meeting of stockholders, shall be a reasonable time before we begin to print and mail proxy materials. If our 2026 Annual Meeting of stockholders is changed by more than 30 days from the one-year anniversary of this Annual Meeting, we will disclose the new deadline for stockholder proposals under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law (including Rule 14a-8 of the Exchange Act) and our Bylaws.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees in connection with our 2026 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2026.

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2024, with the exception of (i) Fawwad Qureshi, who filed one late Form 4 in November 2024 relating to the vesting of RSUs that occurred in November 2024, (ii) Max Brodén, Jackie Davidson, Paulette Dodson, Betsy McLaughlin, Howard Rubin, who each filed one late Form 4 in January 2025 relating to the vesting of RSUs that occurred in September 2024, (iii) Chris Kearns, who filed one late Form 3 in January 2025 relating to his holdings as of the date he became an executive officer, (iv) Emily Dreyer filed (a) one late Form 4 in June 2024 relating to the grant and vest of RSUs that occurred in May 2024 and (b) two late Forms 4 in November 2024 relating to the grant, sale, and vesting of RSUs that occurred in November 2024, (v) John Gallagher filed (a) one late Form 4 in June 2024 relating to the grant and vest of RSUs that occurred in May 2024, (b) one late Form 4 in November 2024 relating to the grant of RSUs in November 2024, and (c) one late Form 4 in January 2025 relating to the grant of RSUs in November 2024, (vi) MJ Hewitt filed one late Form 4 in November 2024 relating to the grant and vest of RSUs that occurred in November 2024, (vii) Brenna McGibney filed (a) one late Form 4 in June 2024 relating to the grant and vest of RSUs that occurred in May 2024 and (b) one late Form 4 in November 2024 relating to the grant and vest of RSUs in November 2024, (viii) Darryl Rawlings filed one late Form 4 in November 2024 relating to the grant and vest of RSUs in November 2024, (ix) Margi Tooth filed one late Form 4 in November 2024 relating to the grant and vest of RSUs in November 2024, (x) Jason Wasdin filed one late Form 4 in November 2024 relating to the grant and vest of RSUs in November 2024, (xi) Steve Weinrauch filed (a) one late Form 4 in June 2024 relating to the grant and vest of RSUs that occurred in May 2024 and (b) one late Form 4 in November 2024 relating to the grant and vest of RSUs in November 2024, and (xii) Simon Wheeler filed (a) one late Form 4 in June 2024 relating to the grant and vest of RSUs that occurred in May 2024 and (b) three late Forms 4 in November 2024 relating to the grant and vest of RSUs in November 2024.

Available Information

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Trupanion, Inc.

6100 4th Avenue South, Suite 200

Seattle, Washington 98108

Attn: Investor Relations

A digital copy of the Annual Report on Form 10-K is also available at https://investors.trupanion.com.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokerage firms, banks and other nominees with account holders beneficially owning our stock will be “householding” our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your brokerage firms, banks or other nominees that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their brokerage firm, bank or other nominee.

Upon written or oral request, we will promptly deliver a separate copy of the Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report on Form 10-K and other proxy materials, you may contact our Senior Vice President, Corporate Communications, Laura Bainbridge, by mail at 6100 4th Avenue South, Suite 200, Seattle, Washington 98108, Attn: Investor Relations, or by email at Investor.Relations@trupanion.com.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their brokerage firms, banks or other nominees that are the holder of record of our stock to request information about “householding” or our Investor Relations department using the contact information in the preceding paragraph.

Other Matters

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Information on Attending the 2025 Annual Meeting of Stockholders

Attending the Annual Meeting In-Person. The Annual Meeting will be held on Wednesday, June 11, 2025 at 9 a.m. (Pacific Time) at the Company’s headquarters located at 6100 4th Avenue South, Seattle Washington 98108. If you plan to attend the meeting, you must request an admission ticket by following the instructions in this proxy statement by May 15, 2025. Please visit https://investors.trupanion.com for further details on attending our Annual Meeting.

Stockholder Admission and Voting In-Person at the Annual Meeting. To request an admission ticket to the Annual Meeting, please contact Investor Relations via e-mail at Investor.Relations@trupanion.com or by mail at Investor Relations, Trupanion, Inc., 6100 Fourth Avenue South, Suite 200, Seattle, Washington 98108 and send proof of your stock ownership. To allow time for processing, please submit requests for admission tickets by May 15, 2025. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process. If you plan to attend the Annual Meeting and vote your shares at the Annual Meeting, along with your ticket, please bring a valid photo ID and either your Proxy Card, Voting Instruction Form or Notice of Internet Availability. To facilitate appropriate evidence of your ability to vote, please bring one or more of the forms indicated below, showing that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on April 16, 2025.

•	If you are a registered stockholder, please bring one of the following that shows your current name and address: the Proxy Card or the Notice of Internet Availability for the Annual Meeting.

•

If you are a “proxy” for a registered stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the registered stockholder. The legal proxy should include the name and address of the registered holder of record, as recorded on their Notice of Internet Availability. Please also bring either the Proxy Card or the Notice of Internet Availability (in the name of the registered stockholder).

•

If you are a beneficial stockholder (that is, your shares are held in the name of a brokerage firm, bank or other nominee), then please bring either the Voting Instruction Form or Notice of Internet Availability and a written “legal proxy”, naming you, signed by the brokerage firm, bank or other nominee that holds your shares. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

•

If you are a “proxy” for a beneficial stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the beneficial stockholder’s brokerage firm, bank or other nominee. The legal proxy should include the name and address of the beneficial holder of record, as recorded on the Notice of Internet Availability. Please also bring either the Voting Instruction Form or the Notice of Internet Availability. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

Questions. If you have additional questions about attending our Annual Meeting, please contact Trupanion’s Senior Vice President, Corporate Communications, Laura Bainbridge, at Investor.Relations@trupanion.com.

Appendix A

Discussion on Key Performance Metrics

We use certain non-GAAP financial metrics when determining compensation.

Adjusted operating income is a non-GAAP financial measure that adjusts operating income (loss) to remove the effect of acquisition cost, development expenses, and gain (loss) from investments in joint ventures. Non-cash items, such as goodwill impairment charges, stock-based compensation expense, and depreciation and amortization, are also excluded. Acquisition cost, development expenses, stock-based compensation expense, and depreciation and amortization are expected to remain recurring expenses for the foreseeable future, but are excluded from this metric to measure scale in other areas of the business. Management believes acquisition costs primarily represent the cost to acquire new subscribers and are driven by the amount of growth we choose to pursue based primarily on the amount of our adjusted operating income period over period. Accordingly, this measure is not indicative of our core operating income performance. We also exclude development expenses, gain (loss) from investments in joint ventures, stock-based compensation expense, and depreciation and amortization because some investors may not view those items as reflective of our core operating income performance. Management uses adjusted operating income and the margin on adjusted operating income to understand the effects of scale in its nonacquisition cost and development expenses and to plan future advertising expenditures, which are designed to acquire new pets. Management uses this measure as a principal way of understanding the operating performance of its business exclusive of acquisition cost and new product exploration and development initiatives. Management believes disclosure of this metric provides investors with the same data that the Company employs in assessing its overall operations and that disclosure of this measure may provide useful information regarding the efficiency of our utilization of revenues, return on advertising dollars in the form of new subscribers and future use of available cash to support the continued growth of our business.

Lifetime value of a pet, including fixed expenses, is calculated based on subscription revenue less cost of revenue from our subscription business segment for the 36 months prior to the period end date excluding stock-based compensation expense related to cost of revenue from our subscription business segment, sign-up fee revenue and the change in deferred revenue between periods. This amount is also reduced by the fixed expenses related to our subscription business, which are the pro-rata portion of general and administrative and technology expenses, less stock-based compensation, based on revenues. This amount, on a per pet basis, is multiplied by the implied average subscriber life in months. Implied average subscriber life in months is calculated as the quotient obtained by dividing one by one minus the average monthly retention rate over the past 36 months. We monitor lifetime value of a pet, including fixed expenses, to estimate the value we might expect from new pets over their implied average subscriber life in months, if they behave like the average pet in that respective period. When evaluating the amount of pet acquisition expenses we may want to incur to attract new pet enrollments, we refer to the lifetime value of a pet, including fixed expenses, as well as our estimated internal rate of return calculation for an average pet, which also includes an estimated surplus capital charge, to inform the amount of acquisition spend in relation to the estimated payback period.

The following is a reconciliation of GAAP measures to non-GAAP measures (in thousands, except percentages):

		Year Ended December 31, 2024

Revenue	$	1,285,684

Cost of paying veterinary invoices		945,813

Variable expenses		155,783

Fixed expenses		69,620

Adjusted operating income		144,468

Acquisition cost		64,471

Development expenses		5,624

Stock-based compensation expense		31,940

Depreciation and amortization		16,466

Goodwill impairment charges		5,299

Loss from investment in joint venture		(182)

Operating loss	$	(9,514)

As a percentage of revenue:

Year Ended December 31, 2024

Revenue	100.0%

Cost of paying veterinary invoices	73.6%

Variable expenses	12.1%

Fixed expenses	5.4%

Adjusted operating income	8.9%

Acquisition cost	5.0%

Development expenses	0.4%

Stock-based compensation expense	2.5%

Depreciation and amortization	1.3%

Non-recurring transaction or restructuring expenses	0.4%

Loss from investment in joint venture	— %

Operating loss	(0.7)%

Our internal rate of return is calculated assuming the new subscription pets we enroll during the period will behave like an average subscription pet over the last 36 months, and represents the discount rate that results in the net present value of all estimated future cash flows generated over an average enrolled pet’s implied subscriber life, to be equal to zero. Cash outflows from an average pet include average pet acquisition cost for the applicable period. Cash outflows also include a monthly capital charge, which we estimate as 1% of the average quarterly revenue per new pet. Cash inflows from an average pet calculated based margin per pet multiplied by average revenue per new pet for the applicable period.

Specifically, our 2024 calculation assumes an estimated profit per pet per month of $8.13 for 64.9 months (calculated as the quotient obtained by dividing one by the churn rate, which equals one minus the average monthly retention rate of 98.46% based on our trailing three year experience).

The following table includes the estimated internal rate of return for a single average new subscription pet.

Estimated IRR calculation for the year ended December 31, 2024:

Year	—	1	2	3	4	5

Months[1]	6.0	12.0	12.0	12.0	12.0	10.9	64.9

Estimated Profit per Pet per Month*	$8	$8	$8	$8	$8	$8

Estimated Profit per Pet	$49	$98	$98	$98	$98	$89	$528

Capital Charge[2]	$(4)	$(8)	$(8)	$(8)	$(8)	$(8)

PAC	$(235)						IRR

	$(190)	$89	$89	$89	$89	$81	37%

* Calculated on a trailing three year basis. Excluding managing general agent activity for products underwritten by third parties.

1 This represents the average subscriber life in months, for the period presented, which is calculated as the quotient obtained by dividing one by one minus the average monthly retention rate based on our trailing three year experience.

2 We include a capital charge in this calculation to estimate cost of capital on reserves which must be set aside to meet regulatory capital requirements. These reserves are included on our balance sheet.

trupanion™

Medical insurance for the life of your pet.

TRUPANION.COM

Medicalinsurenceforthelifeofyourpet.TRUPANIOM.COM

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meetingdate. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction formELECTRONIC DELIVERY OF FUTURE PROXY MATERIALIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/oBroadridge,51Mercedes Way,Edgewood, NY 11717.V70102-P28701TRUPANION, INC.The Board of Directors recommends you vote FOR the following:1.To elect nine directors to hold office until our 2026 AnnualMeeting of Stockholders.Nominees:ForWithhold1a.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALIONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLyTRUPANION, INC. The Board of Directors recommends you vote FOR the following:Max Brodén 1. To elect nine directors to hold office until our 2026 Annual Meeting of StockholdersJacqueline Davidson The Board of Directors recommends you vote FOR the following: 1. To elect nine directors to hold office until our 2026 Annual Meeting of Stockholders. Nominees: The Board of Directors recommends you vote FOR proposals 2, and 3. Max Brodén Jacqueline Davidson Paulette Dodson Richard Enthoven Murray Low Elizabeth McLaughlin Darryl Rawlings Howard Rubin Margaret Tooth 2. To ratify the selection of Ernst & Young LLP as Trupanion, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2024. The Board of Directors recommends you vote for 1 YEAR on proposal 4. 4. To approve, by non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

TRUPANION, INC. Annual Meeting of Stockholders June 11, 2025 9:00 AM (Pacific Time) This proxyissolicited by the Board of DirectorThe stockholder(s) hereby appoint(s) Margaret Tooth and Fawwad Qureshi, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUPANION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 11, 2025, at Trupanion, Inc., 6100 4th Avenue South, Seattle, WA 98108, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.